UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2010

Dear CTS Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Wednesday, May 26, 2010, at 9:30 a.m. Central Daylight Time, at the Hilton Chicago O’Hare Airport Hotel in Chicago, Illinois.

The official meeting notice, proxy statement, and proxy form are enclosed. These materials were first mailed to shareholders on April 20, 2010. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

We look forward to seeing you at the meeting.

Vinod M. Khilnani
Chairman, President and
Chief Executive Officer

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMITTEES OF THE BOARD OF DIRECTORS
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CTS CORPORATION 2009 COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
2009 OPTION EXERCISES AND STOCK VESTED
2009 PENSION BENEFITS
EXECUTIVE SEVERANCE POLICY
REPORT OF THE AUDIT COMMITTEE
CTS CORPORATION 2009 AUDIT COMMITTEE
INDEPENDENT AUDITOR

Notice of the Annual Meeting of Shareholders

To Be Held On
May 26, 2010

To CTS Shareholders:

The 2010 Annual Meeting of Shareholders of CTS Corporation will be held on Wednesday, May 26, 2010 at 9:30 a.m. Central Daylight Time, at the Hilton Chicago O’Hare Airport Hotel in Chicago, Illinois. To obtain directions to the meeting location, please call (574) 523-3800.

Only shareholders of record at the close of business on April 9, 2010 may vote at this meeting or any adjournments that may take place. At the meeting, shareholders will vote on:

1. Election of directors for the ensuing year;

2. Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2010; and

3. Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the director-nominees and ratify the appointment of Grant Thornton LLP.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

April 20, 2010

Your vote is important.
Please date, sign and promptly mail the enclosed proxy card.
No postage is required if mailed in the United States.
You may also vote via internet, following the instructions on your proxy card.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be held on
May 26, 2010

This proxy statement was first mailed to shareholders on April 20, 2010, and is furnished in connection with the solicitation by the Board of Directors (“Board”) of CTS Corporation (“CTS”) of proxies to be voted at the 2010 Annual Meeting of Shareholders (“Annual Meeting”). The following is important information in a question-and-answer format regarding the meeting and this proxy statement.

Q:	Upon what may I vote?

A:	(1) Election of director-nominees to serve on the Board;

(2) Ratification of the appointment of Grant Thornton LLP as CTS’ independent auditor for 2010.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote:

(1) FOR each of the director-nominees identified in this proxy; and

(2) FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2010.

Q:	How will voting on any other business be conducted?

A:	We are not aware of any other business to be brought before the shareholders at the 2010 Annual Meeting of Shareholders other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Vinod M. Khilnani, Chairman, President, and Chief Executive Officer, and Richard G. Cutter, Vice President, Secretary, and General Counsel, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of CTS common shares are represented at the Annual Meeting, either in person or by proxy:

(1) The eight director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the eight director-nominees unless it contains contrary instructions. Abstentions, broker non-votes, and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes;

(2) The Audit Committee’s appointment of Grant Thornton LLP as CTS’ independent auditor for 2010 will be ratified if a majority of the shares present support the appointment. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Q:	Who is entitled to vote?

A:	Shareholders of record on the close of business on April 9, 2010, which is referred to as the Record Date, are entitled to vote at the Annual Meeting. As of close of business on the Record Date, there were

33,980,081 shares of CTS common stock issued and outstanding. Every shareholder is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please mark, sign and date your proxy card and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the director-nominees and FOR ratification of Grant Thornton LLP as CTS’ independent auditor for 2010. Even if you return your proxy card, you still have the right to revoke your proxy or change your vote at any time before the Annual Meeting. If you wish to revoke your proxy or change your vote, notify CTS’ Secretary by returning a later-dated proxy card. You may also vote by internet at www.proxyvote.com up until 11:59 p.m. Eastern Daylight Time on May 25, 2010. Please have your proxy card in hand and follow the instructions on the website. Of course, you may always vote in person at the meeting.

Q:	How can I vote shares of stock that I hold under the CTS Corporation Retirement Savings Plan?

A:	The CTS Corporation Retirement Savings Plan is CTS’ 401(k) plan. Vanguard Fiduciary Trust Company, the plan trustee, will vote the shares in your account according to your instructions. You may use the proxy card provided or go online at www.proxyvote.com to instruct Vanguard. You must provide instructions or make changes to your instructions on how to vote shares in your CTS Corporation Retirement Savings Plan on or before 11:59 p.m. Eastern Daylight Time on May 21, 2010. After that time, your instructions will be transmitted to the plan trustee and cannot be changed. If Vanguard does not receive your instructions for how to vote your shares, they will not be voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	In February 2010, CTS Corporation hired Georgeson & Co., Inc. to solicit votes for a fee of $6,500. CTS also reimburses Georgeson for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and one annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a corporation or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker or you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514; you can call (574) 523-3800 and ask to speak to our Investor Relations staff; or, you may send an e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the Board of Directors?

A:	Director-nominees for the 2011 Annual Meeting of Shareholders may be nominated by shareholders by sending a written notice to the corporate office to the attention of Richard G. Cutter, Vice President, Secretary, and General Counsel for CTS Corporation. Pursuant to the CTS Corporation bylaws, all nominations must be received no earlier than January 11, 2011 and no later than February 25, 2011. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Upon request, copies of the bylaws may be obtained free of charge from CTS’ Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

Q:	When are shareholder proposals for the 2011 Annual Meeting due?

A:	CTS’ advance notice bylaw provisions require that in order to be presented at the 2011 Annual Meeting of Shareholders, any shareholder proposal, including the nomination of a candidate for director, must be in writing and mailed to the corporate office to the attention of Richard G. Cutter, Vice President, Secretary, and General Counsel for CTS Corporation, and must be received no earlier than January 11, 2011 and no later than February 25, 2011. Certain information is required to be included with shareholder proposals, which is described in CTS’ bylaws. Upon request, copies of the bylaws may be obtained free of charge from CTS’ Secretary, or from CTS’ website at http://www.ctscorp.com/governance/bylaws.htm.

PROPOSALS UPON WHICH YOU MAY VOTE

1. ELECTION OF DIRECTORS.

2.	RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS CTS’ INDEPENDENT AUDITOR FOR 2010.

Your Board of Directors recommends a vote FOR the director-nominees and FOR the ratification of the appointment of Grant Thornton LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time-to-time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at eight. There are eight director-nominees for election. Detailed information on each is provided below. All directors are elected annually and serve one-year terms or until their successors are elected and qualified.

Nominees for the Board of Directors.  Each director-nominee named below is currently a director of CTS Corporation. The ages shown are as of April 20, 2010, the date on which this proxy statement was first mailed to shareholders. Each director-nominee has agreed to serve as a director if elected. If one or more of the nominees become unavailable for election, the members of the Board of Directors will, in their sole discretion and pursuant to authority granted by the CTS Corporation bylaws, nominate and vote for a replacement director or reduce the authorized number of directors.

WALTER S. CATLOW	Director since 1999
Age 65

Mr. Catlow is Dean of the College of Business at Concordia University. Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech international investments and was responsible for global acquisitions and alliances. The Board believes Mr. Catlow’s experience in international business, his experience in the wireless communications infrastructure industry and his experience as a top level executive make him well qualified to serve as a director.

LAWRENCE J. CIANCIA	Director since 1990
Age 67

Mr. Ciancia has been a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures, since 1998. Previously, Mr. Ciancia served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds. The Board believes Mr. Ciancia’s experience in international mergers and acquisitions and his experience as a top level executive make him well qualified to serve as a director.

THOMAS G. CODY	Director since 1998
Age 68

Mr. Cody is the retired Vice Chairman of Macy’s, Inc. (formerly known as Federated Department Stores, Inc.), a nationwide department store retailer, serving from February 2003 through March 2010. Prior to assuming this position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. Until May 2008, Mr. Cody was also a Director of LCA Vision, Inc. The Board believes that Mr. Cody’s extensive legal, tax, human resources, and top level executive experience, garnered in service of a major New York Stock Exchange listed corporation, as well as his experience serving as a director of another company, make him well qualified to serve as a director.

PATRICIA K. COLLAWN	Director since 2003
Age 51

Ms. Collawn is President and Chief Executive Officer of PNM Resources, Inc., a multi-state utilities corporation serving electricity and natural gas customers. PNM Resources, Inc. is traded on the New York Stock Exchange under the symbol PNM. Ms. Collawn has served in this capacity since March 2009. In March of 2009 she was also made a Director of PNM Resources, Inc. Immediately prior to that, she was President and Chief Operating officer since August 2008 and Utilities President at PNM Resources, Inc. from June 2007 to August 2008. Prior to that, Ms. Collawn was President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, from October 2005. Previously, Ms. Collawn had served as President of Customer and Field Operations of Xcel Energy from July 2003 and as President of the Retail Services Group of Xcel Energy from March 2001. The Board believes that Ms. Collawn’s experience as a sitting President and Chief Executive Officer of a publicly traded corporation, as well as substantial operations experience, make her well qualified to serve as a director.

ROGER R. HEMMINGHAUS	Director since 2000
Age 73

Mr. Hemminghaus is Lead Independent Director of CTS Corporation’s Board of Directors. He previously served as Chairman from July 2007 to May 2009. He is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a corporation that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Tandy Brand Accessories, Inc. and the Southwest Research Institute. Until May 2009, he was a Director of Xcel Energy, Inc. The Board believes that Mr. Hemminghaus’ experience as Chief Executive Officer of a publicly traded corporation and experience serving as a director of other companies makes him well qualified to serve as a director.

MICHAEL A. HENNING	Director since 2000
Age 69

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Mr. Henning served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director of Omnicom Group, Inc. and Landstar Systems, Inc. Until October 2009, Mr. Henning was a Director of Highlands Acquisition Corporation. The Board believes that Mr. Henning’s substantial international tax and accounting experience garnered thorough service with one of the world’s preeminent accounting firms, and his experience serving as a director of other companies, makes him well qualified to serve as a director. Mr. Henning’s tax and accounting acumen also enable his service as CTS’ Audit Committee financial expert.

VINOD M. KHILNANI	Director since 2007
Age 57

Mr. Khilnani is Chairman of the Board of Directors, President, and Chief Executive Officer of CTS Corporation. Mr. Khilnani joined CTS Corporation in May 2001 as Senior Vice President and Chief Financial Officer. In July 2007, he was elected President and appointed Chief Executive Officer. He was appointed Chairman of the Board of Directors in May of 2009. Mr. Khilnani also serves as a Director, member of the Nominating and Governance Committee, and member of the Compensation Committee for Brush Engineered Materials, Inc. The Board believes that Mr. Khilnani’s more than 30 years of leadership experience and acumen in finance, strategy, mergers and acquisitions and operating roles based in the United States and Europe, including 18 years at Cummins, Inc., as well as extensive experience as a top executive at CTS, all make him well qualified to serve as a director.

ROBERT A. PROFUSEK	Director since 1998
Age 60

Mr. Profusek is the Head of Mergers & Acquisitions for Jones Day, a global law firm which he joined in 1975. Mr. Profusek also serves as a Director of Valero Energy Corporation and is a member of Valero’s Compensation and Nominating and Governance Committees. The Board believes that Mr. Profusek’s substantial experience in mergers and acquisitions, corporate finance and experience serving as a director of other companies make him well qualified to serve as a director.

Your Board of Directors recommends a vote FOR each of these director-nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent auditor since June 2005 and has been appointed by the Audit Committee to continue as CTS’ independent auditor for 2010. In the event that ratification is not approved by a majority of the shares of CTS common stock represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee’s future selection of independent auditors.

Representatives of Grant Thornton LLP will be present at the Annual Meeting. The representatives will be available to respond to appropriate questions. The representatives will also be afforded an opportunity at such time to make such statements as they desire.

Your Board of Directors recommends a vote FOR ratification of the appointment of
Grant Thornton LLP as CTS’ independent auditor for 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2009:

			(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column(a))

Equity compensation plans approved by security holders	1,179,088	$13.72	2,972,550
Equity compensation plans not approved by security holders(1)	56,261		—

Total	1,235,349		2,972,550

(1)	In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. As of December 1, 2004, this plan was amended to preclude crediting any additional units under the plan. Prior to the amendment, CTS annually credited an account for each non-employee director with 800 common stock units. CTS also annually credited each deferred stock account with an additional number of common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. Upon retirement, the non-employee director is entitled to receive one share of CTS common stock for each common stock unit in his deferred stock account. On December 31, 2009, the deferred stock accounts contained a total of 56,261 units.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and holders of at least 10% of CTS’ common stock are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner in 2009, with the exception of one report on one transaction for Vinod M. Khilnani, a purchase of 200 shares of CTS stock, which was filed one day late.

COMMITTEES OF THE BOARD OF DIRECTORS

Directors are assigned to committees of the Board of Directors by the full Board of Directors each year following their election at the Annual Meeting.

Compensation Committee

The Compensation Committee is a standing committee of the Board of Directors. Directors Collawn, Catlow, Cody, and Henning are the current members of the Compensation Committee. Each member of the Compensation Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held four meetings in 2009. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/compensationcharter.htm.

The Compensation Committee establishes executive compensation policies and reviews and approves senior executive and director compensation. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and makes recommendations to the Board of Directors regarding the Chief Executive Officer’s compensation. The Compensation Committee also administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan. Annually, the Compensation Committee conducts an evaluation of its performance for the fiscal year.

The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any executive officer. In 2009, the Compensation Committee delegated authority to make cash incentive or equity awards to non-executive officers to the Chief Executive Officer and/or the Senior Vice President, Administration subject to specific numeric limits. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer’s form and level of compensation to the full Board of Directors for approval.

In 2009, the Senior Vice President, Administration regularly reported to the Compensation Committee regarding market trends in executive compensation. He also provided background information, such as peer benchmark data, to assist the Compensation Committee in making decisions about executive compensation. The Compensation Committee may direct senior functionaries of the corporation’s human resources department to research specific issues and make recommendations to the Committee.

Compensation Committee Interlocks and Insider Participation

Directors Collawn, Catlow, Cody, and Henning were appointed to the Compensation Committee following their election to the Board of Directors at the 2009 Annual Meeting of Shareholders of CTS Corporation. During 2009, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board of Directors. Directors Ciancia, Catlow, Cody, and Collawn are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held five meetings in 2009. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/governancecharter.htm.

The Nominating and Governance Committee reviews and makes recommendations to the Board of Directors concerning committee assignments and director-nominees for election at the Annual Meeting. The Nominating and Governance Committee also develops the CTS Corporation Corporate Governance Guidelines for the approval of the Board of Directors and makes recommendations on matters of corporate governance. CTS’ bylaws describe the process for nominating a candidate for election to the Board of Directors at the Annual Meeting of Shareholders. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director-nominees submitted by shareholders. CTS did not receive any shareholder director-nominees for election at the Annual Meeting. At this time, the Board of Directors does not believe a formal policy regarding shareholder director-nominees is necessary since CTS’ bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board of Directors, on an annual basis, the requisite skills and director characteristics of any new members as well as the composition of the Board of Directors as a whole. This review includes an assessment of whether each non-management director qualifies as independent and an assessment of the diversity, age, skills, and experience of the directors in the context of the needs of the Board of Directors. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Nominating and Governance Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board of Directors. The Board construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, and national origin. The Board of Directors does not have a formal diversity policy, but considers diversity as one criteria evaluated as a part of the total package of attributes and qualifications a particular candidate possesses. The Board believes that its efforts to foster a diverse board have been effective; while all directors are skilled in business, a variety of points of view, educational backgrounds, and experience are represented on the Board. Additionally, key positions such as Chairman of the Board of Directors and Chairperson of the Compensation Committee are currently held by ethnically and gender-diverse Board members. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates. The Nominating and Governance Committee also considers director-nominees identified by management and by non-management directors.

Audit Committee

The Audit Committee is a standing committee of the Board of Directors. Directors Henning, Catlow, Ciancia, and Hemminghaus, are the current members of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. The Board of Directors has determined that Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee held nine meetings in 2009. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports, and recommendations of the independent auditor, and the internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management CTS’ financial statements, earnings press releases, and earnings guidance. In addition, the Audit Committee also reviews CTS’ compliance with public-company regulatory requirements and the CTS Code of Ethics.

Finance and Strategic Initiatives Committee

The Finance and Strategic Initiatives Committee is a standing committee of the Board of Directors. Directors Profusek, Hemminghaus, and Khilnani are the current members of the Finance and Strategic Initiatives Committee. The Finance and Strategic Initiatives Committee held two meetings in 2009. A copy of the Finance and Strategic Initiatives Committee Charter may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm.

The Finance and Strategic Initiatives Committee reviews and makes recommendations to the Board of Directors concerning corporate financing arrangements, tax strategies, dividend policy, financial structure, acquisition and divestiture strategies, and similar matters. Additionally, the Finance and Strategic Initiatives Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Attendance

During 2009, the Board of Directors held seven meetings. In 2009, all of the directors attended 100% of the meetings of the Board of Directors and the standing committees of which they were then members, either in person or telephonically. (Mr. Gerald H. Frieling, Jr. retired from the Board in 2009 at the end of his term and did not stand for reelection at the 2009 Annual Meeting of Shareholders; nonetheless, he attended all board and relevant committee meetings until his retirement.) It is the policy of the Board of Directors that each director endeavor to attend each Annual Meeting of Shareholders, unless exigent circumstances arise. Each director standing for re-election at the 2009 Annual Meeting of Shareholders attended that meeting.

Director Independence

The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of the corporation and has not been an employee of the corporation for at least five years;

•	Is not an affiliate of the corporation other than in the capacity as a director; and has not been an affiliate of the corporation for at least five years;

•	Is not an employee or affiliate of the corporation’s present auditing firm or an auditing firm retained by the corporation within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•	Is not an employee of a company on whose board an executive of the corporation presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•	Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of the corporation’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee of any company which made payments to or received payments from the corporation which exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues; and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from the corporation other than compensation attributable to the director’s service as a member of the Board and its committees;

•	Has not received more than $10,000 per year in direct compensation from the corporation during the past five years, excluding compensation attributable to the director’s service as a member of the Board and its committees;

•	Does not have any other relationship with the corporation or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director; and

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

For purposes of determining whether a director has a material relationship with the corporation apart from his service as a director, the Board of Directors has determined that the corporation’s purchase of regulated electric and gas service from a utility company does not constitute a material relationship.

Additionally, for purposes of determining whether a director has a material relationship with CTS Corporation apart from his or her service as a director, any transaction that is not required to be disclosed pursuant to Item 404(a) of Regulation S-K shall be deemed categorically immaterial. A copy of the CTS Corporation Corporate Governance Guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/guidelines.htm.

The Board of Directors has determined that each non-management director is an independent director and has no material relationship with CTS Corporation, apart from his or her service as a director. The Board of Directors made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines. As a result, the Board of Directors concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Patricia K. Collawn, Roger R. Hemminghaus, Michael A. Henning, and Robert A. Profusek are each independent directors.

CTS does not have a written policy specific to transactions with related persons. However, CTS does have written policies and procedures with respect to conflicts of interest. The CTS Corporation Corporate Governance Guidelines provide that the Nominating and Governance Committee shall review any situation which might be construed to disqualify a director as independent and to make a recommendation to the Board of Directors regarding the director’s service on board committees and nomination for re-election to the Board of Directors. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee shall review any potential director conflicts of interest and recommend appropriate action to the Board of Directors.

Meetings of Non-Management Directors

It is the policy of the Board of Directors to hold an independent session excluding management directors at each regular scheduled Board of Directors’ meeting. In 2009, an independent session was held at each regular board meeting. The Lead Independent Director of the Board of Directors, Mr. Hemminghaus, presides over the independent sessions.

Board Leadership Structure

CTS does not have a policy as to whether the role of Chief Executive Officer and Chairman of the Board of Directors should be separate or combined, or whether the Chairman should be a management or non-management director. In the recent past, the Board has been structured with an independent, non-management director as Chairman and alternatively structured with a combined Chairman/Chief Executive Officer and an independent, non-management Lead Independent Director.

Currently, CTS’ President and Chief Executive Officer, Mr. Khilnani, serves as Chairman of CTS’ Board of Directors. Mr. Khilnani is the only one of CTS’ eight directors who is not independent. He does not receive any additional compensation for his service on the Board, or for serving as Chairman. The Chairman sets the agenda and runs the regular meetings of the Board of Directors. Having the Chairman and Chief Executive Officer positions combined is efficient in that the person with primary responsibility for managing the corporation’s day-to-day operation is well positioned to lead the regular board meetings as the Board evaluates key business and strategic issues. Mr. Hemminghaus presently serves as Lead Independent Director. He is a past Chairman of the Board. The Lead Independent Director is the leader of the independent directors, and leads all meetings of independent directors, which normally occur after each Board meeting. He receives an annual retainer of $15,000, in addition to his ordinary director compensation, for this service. The Board has established this leadership structure because the Board believes it is effective, efficient, and appropriate to the corporation’s size and complexity. Additionally, this structure represents a cost-effective allocation of responsibilities.

Contrasting with the cost and efficiency benefits is the desire to ensure that control over both management and corporate governance is not overly invested in one person. The Board is confident that, as currently constituted, it provides ample counterbalance to a combined Chairman/ Chief Executive Officer and that it continues to provide suitable independent oversight of management. The independent directors on the Board are all accomplished professionals possessing substantial real world business and business-related experience. Additionally, all have served on CTS’ Board for a number of years. As discussed above, the independent directors meet in separate session excluding all management including the Chairman/ Chief Executive Officer at each regular meeting of the Board. Further, any director has the right to submit items to be heard at any Board meeting. Lastly, the independent directors outnumber the Chairman/ Chief Executive Officer by a large supermajority.

The Board reviews the current board leadership structure annually as it appoints its Chairman. While the Board has presently determined that it is appropriate for Mr. Khilnani to serve in a combined role of Chairman and Chief Executive Officer, the Board retains the right to separate those roles at any point in the future if it determines that such a separation would be in the best interests of the corporation and the shareholders.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors how management operates the corporation. Risk is an important part of deliberations at the Board and committee level throughout the year. Committees consider risks associated with their particular areas of responsibility. For example, the Audit Committee evaluates risk associated with accounting, financial reporting, and legal compliance as it reviews those functions, and the Compensation Committee considers compensation related risks and risk mitigation when it sets compensation levels and structures compensation policies. In addition, the Board of Directors as a whole considers risks affecting the corporation generally. To that end, the Board conducts periodic reviews of corporate risk management policies and procedures and annually reviews risk assessments prepared by management as a part of the corporation’s enterprise risk management process. The enterprise risk management process evaluates the corporation’s major risk exposures and the steps management has taken to monitor and control these exposures. Therefore, the Board and its committees consider, among other items, the relevant risks to the corporation when granting authority to management and approving business strategies. The Board has utilized this risk management structure for a number of years. Although the Board retains the right to make changes in risk oversight responsibilities from time-to-time, the Board anticipates that the risk management responsibilities will continue in a substantially similar manner as described above, whether or not the Board’s leadership structure changes.

Director Education

The CTS Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. CTS reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance no less frequently than annually.

Stock Ownership Guidelines

The Board of Directors has adopted CTS stock ownership guidelines that apply to non-employee directors and executives in order to align their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

Code of Ethics

CTS has adopted a Code of Ethics that applies to all CTS employees, including the principal executive officer, the principal financial officer, the principal accounting officer and/or controller, and all other executive officers and non-employee directors. The CTS Code of Ethics includes ethical standards concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and reviews any potential conflict of interest involving an executive officer. A copy of the CTS Code of Ethics may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/code_of_ethics.htm.

Communications to Directors

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board of Directors as a whole, by writing to Richard G. Cutter, Vice President, Secretary and General Counsel, at CTS’ corporate office located at 905 West Boulevard North, Elkhart, Indiana, 46514. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of CTS Corporation and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. CTS’ Secretary will compile such communications and forward them to the directors on a periodic basis. However, CTS’ Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists information about the persons known by CTS Corporation to beneficially own at least 5% of its common stock as of December 31, 2009, unless a different date is indicated below. There were 33,893,172 shares of CTS common stock issued and outstanding as of December 31, 2009. The information below is derived solely from the most recent Schedules 13D or 13G, and amendments thereto, filed with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class

GAMCO Asset Management Inc., et al.(1) One Corporate Center Rye, NY 10580	4,194,283	12.38

Dimensional Fund Advisors LP(2) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,039,929	8.97

BlackRock, Inc.(3) 40 East 52nd Street New York, NY 10022	2,712,533	8.00

The Vanguard Group, Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	1,722,076	5.08

(1)	As reported on a Schedule 13D/A filed on March 6, 2009, as of that date, GAMCO Asset Management Inc. and its affiliates reported having sole voting power with respect to 4,025,783 shares and sole dispositive power with respect to 4,194,283 shares.

(2)	As reported on a Schedule 13G/A filed on February 8, 2010, Dimensional Fund Advisors LP, reported having sole voting power with respect to 3,039,429 shares and sole dispositive power with respect to 3,039,929 shares. Dimensional Fund Advisors LP reported that it is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and it serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). Dimensional also reported that it disclaims beneficial ownership of these securities, which are owned by the Funds.

(3)	As reported on a Schedule 13G filed on January 29, 2010, BlackRock, Inc., a parent holding company, reported having sole voting and dispositive power with respect to 2,712,533 shares due to BlackRock, Inc.’s December 1, 2009 acquisition of Barclays Global Investors, NA from Barclays Bank PLC.

(4)	As reported on a Schedule 13G filed on February 8, 2010, The Vanguard Group, Inc., an investment adviser, reported having sole voting and shared dispositive power with respect to 58,178 shares and sole dispositive power with respect to 1,663,898 shares. The Vanguard Group, Inc. also reported that Vanguard Fiduciary Trust Company, its wholly-owned subsidiary, is the beneficial owner of 58,178 shares as a result of its serving as investment manager of collective trust accounts and directs the voting of these 58,178 shares.

Directors’ and Officers’ Stock Ownership.  The following table shows how much CTS common stock each named executive officer, director, and all executive officers and directors as a group, beneficially owned as of April 9, 2010, including shares covered by stock options exercisable within 60 days of April 9, 2010. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by all current directors and officers do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation Master Retirement Trust. The CTS Corporation Benefit Plan Investment Committee has voting and investment authority over those shares.

		Options		Directors’
	Beneficially	Exercisable	Shares	Deferred
	Owned	Within 60	Held In	Common Stock		% Of Shares
Name	Shares(1)	Days	401(k)	Units(2)	Total(3)	Outstanding
Donna L. Belusar	36,556	0	0	0	36,556	*
Walter S. Catlow	29,939	14,000	0	4,098	48,037	*
Lawrence J. Ciancia	38,056	14,000	0	16,365	68,421	*
Thomas G. Cody	28,945	14,000	0	4,722	47,667	*
Patricia K. Collawn	27,907	3,100	0	800	31,807	*
James L. Cummins	123,967	49,900	935	0	174,802	*
Richard G. Cutter	55,270	56,900	459	0	112,629	*
Roger R. Hemminghaus	46,732	14,000	0	3,267	63,999	*
Michael A. Henning	28,931	14,000	0	3,267	46,198	*
Vinod M. Khilnani	181,820	105,500	1,651	0	288,971	*
Robert A. Profusek	28,945	14,000	0	4,722	47,667	*
Donald R. Schroeder	127,002	88,500	42,985	0	258,487	*
All Current Directors and Officers as a Group (17 total)	941,065	460,800	52,094	37,241	1,491,200	4.40%

*	Represents less than 1% of CTS common stock

(1)	Includes shares vesting within 60 days.

(2)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(3)	No director or executive officer has pledged his or her shares.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides details about CTS’ compensation practices for the named executive officers whose names appear in the tables below. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

The following executives are CTS’ named executive officers for 2009, as that term is defined by the Securities and Exchange Commission:

•	Mr. Vinod M. Khilnani, Chairman, President, and Chief Executive Officer;

•	Ms. Donna L. Belusar, Senior Vice President and Chief Financial Officer;

•	Mr. Donald R. Schroeder, Executive Vice President;

•	Mr. Richard G. Cutter, Vice President, Secretary, and General Counsel; and

•	Mr. James L. Cummins, former Senior Vice President, Administration.

The Compensation Committee met four times in 2009 to discuss compensation matters. CTS believes that its policies and practices as presented in this compensation discussion and analysis reflect the corporation’s compensation philosophy and enable it to attract, motivate, and retain high quality executive management. CTS is mindful that executive compensation has drawn increasing scrutiny in recent years. While CTS believes that its compensation practices have historically been prudent, care is taken to ensure that named executive officers receive a reasonable amount of compensation in exchange for their services, that executives are properly incentivized to achieve CTS goals, and that compensation opportunities are balanced and limited so that executive interests coincide with those of shareholders. These goals are achieved through a number of techniques, such as: balancing fixed pay vs. incentive-based compensation; selecting appropriate and broad-based performance metrics; establishing reasonable performance thresholds; capping performance-based compensation awards at maximum levels; requiring multiple-year performance periods for performance-based awards; and vesting a significant amount of compensation over two-to-five year periods. In this way, CTS believes that executives will consider the impact of decisions in both the short and long terms and executives will exercise careful judgment, so that the overall long term wellbeing of the corporation is not placed in jeopardy.

CTS uses a mix of cash and equity to compensate its executives. The elements of compensation for each named executive officer consist of base salary, annual cash incentives, performance-based equity awards, time-based equity awards, retirement benefits, perquisites, and health and welfare benefits. Although not determinative, the Compensation Committee considers the median of peer group data provided by Towers Watson and data that it compiles from reputable public compensation databases as guidelines when setting CTS executives’ total compensation. The Compensation Committee also considers a number of other factors when establishing executive compensation and recommending total compensation for the Chief Executive Officer. As an example of these other factors, CTS took into account the severe and worldwide economic recession that affected almost every company in 2009, including CTS. As CTS asked its employees to make sacrifices for the good of the corporation, named executive officers were not exempted. Named executive officers were asked to make the same sacrifices as all other U.S.-based employees. Therefore, in 2009, named executive officer base salaries were frozen and, from February to November, reduced by five percent. In addition, in June, Mr. Khilnani took an additional two and one-half percent reduction, making his temporary base salary reduction larger than that taken by any other U.S.-based employee. Named executive officers took furloughs similar to those taken by other employees in various business units. Finally, from February 2009 to January 2010, the company match of all non-union employees’ 401(k) contributions was suspended, including those for named executive officers.

A substantial part of total compensation for CTS’ named executive officers is based on performance and is at-risk each year. As a named executive officer takes on more responsibility with CTS, the Compensation

Committee generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. CTS believes that this practice is appropriate because the corporation’s named executive officers have the greatest ability to drive performance, and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for CTS’ named executives to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on individual and corporate performance for that year.

Compensation Philosophy

CTS centers total compensation for each named executive officer position at approximately the fiftieth percentile of compensation for similar positions at similarly situated companies based on market survey data, although this is a guideline rather than a fixed rule. CTS considers compensation within 15% of the median number to be a competitive range. CTS’ practice to place its executive compensation at approximately the fiftieth percentile is based upon a philosophy that by using a median award, CTS is able to balance motivating the executive with what it perceives as market-competitive factors in being able to recruit and retain top executive talent.

CTS does not generally utilize a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in benchmark data for comparable positions. Factors such as level of experience, responsibilities, demonstrated performance, time with the corporation, achievement of individual and corporate goals, risk, and retention considerations also affect the compensation level and structure. The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid or future pay opportunities. Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total level of compensation to be provided.

CTS offers executive compensation packages that contain a variety of elements. Total compensation packages are designed to achieve each of CTS’ compensation objectives as follows:

Elements of Total Compensation		Purpose
• Base salary • Retirement benefits • Health and welfare benefits • Perquisites	•	Fixed compensation necessary to attract, motivate, and help retain executive talent

• Annual cash incentives • Performance-based equity awards	•	Variable incentive compensation to promote the achievement of specific financial and operational performance objectives
	•	Align executives’ interests with shareholder interests

• Time-based equity awards	•	Fixed equity awards necessary to attract and help retain executive talent
	•	Align executives’ interests with shareholder interests

Guided by this philosophy, CTS has specifically designed and administered its executive compensation program to achieve three main objectives:

•	To provide a competitive level of total compensation necessary to attract, motivate, and retain talented and experienced executives;

•	To optimize the individual performance of each executive to help CTS achieve short-term and long-term corporate financial and operational goals; and

•	To balance compensation so that the interests of CTS’ executives are aligned with the interests of its shareholders.

Role of Management in Executive Compensation Decisions

For 2009, Mr. Khilnani relied on the competitive information provided by external compensation consultants and compiled by Mr. Cummins, CTS’ former Senior Vice President, Administration. After reviewing the data compiled by Mr. Cummins, who retired on December 31, 2009, Mr. Khilnani recommended a total compensation package to the Compensation Committee for each named executive officer other than himself. Ordinarily, as a benchmark, Mr. Khilnani’s general aim is to align each executive officer’s total compensation at approximately the fiftieth percentile of similarly situated executives. This practice is consistent with CTS’ compensation philosophy in that by using the fiftieth percentile, or median compensation, as a guideline in setting total compensation, the corporation will be able to attract, motivate, and retain qualified executives to lead the corporation. However, in 2009, due to the pervasive and difficult economic conditions, Mr. Khilnani recommended no increases for any executive’s base salary.

How Executive Compensation is Determined

The Compensation Committee discusses the data used by Mr. Khilnani, considers his recommendations, and ultimately decides on total compensation for each named executive officer. At the February meeting of the Board of Directors, the Compensation Committee set targets for compensation opportunities that are intended to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code. For all executives other than the Chief Executive Officer, total compensation packages for the year are finalized when approved by the Compensation Committee. The Compensation Committee recommends a total compensation package for the Chief Executive Officer to the Board of Directors. This package becomes final upon approval by the Board of Directors. As Mr. Khilnani is the Chairman of the Board of Directors, he abstains from voting upon his own compensation.

The Compensation Committee has the responsibility to ensure that a market analysis of executive compensation is performed at regular intervals, generally every one to two years. As discussed above, the Compensation Committee considers the recommendations of the Chief Executive Officer in setting total compensation awards for each executive other than himself. The Compensation Committee also considers market data compiled by or obtained from compensation consultant professionals when it sets total compensation for CTS executive officers, including the Chief Executive Officer.

In the fall of 2008, management recommended, and the Compensation Committee approved, a proposal to modify the executive compensation review process. Under the former process, the various elements of executive compensation were reviewed at separate times of the year. The revised process enables all elements of executive compensation to be reviewed each year during the Compensation Committee’s February meeting. Reviewing compensation in total streamlines and consolidates review and recommendation activities, promotes a better understanding of each executive’s complete compensation package, and improves administrative efficiency. These process changes were approved by the Compensation Committee to be implemented in a phased fashion for future compensation cycles. These changes were intended to be applied in 2009; however, actions taken in response to the global economic recession caused the postponement of implementation of these actions until economic conditions improved. The changes were implemented for the 2010 compensation cycle.

Overall Mix and Structure of Compensation

Annually, the Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total compensation should be allocated across the different elements of compensation offered by CTS. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Instead, it considers level of experience, responsibilities, demonstrated performance, time with the corporation, achievement of individual and corporate goals, risk, and retention considerations.

Generally, the Compensation Committee considers market practices, as reflected in the market survey data provided by Towers Watson, to obtain a baseline of total compensation for each executive. Using this as a starting point, the Compensation Committee engages in discussion to consider the Chief Executive Officer’s recommendations with the objective of ensuring that a substantial portion of each named executive officer’s total compensation is at-risk and balanced in proportion to the corporation’s performance in the short-term versus the long-term. CTS balances compensation to encourage executives to vigorously pursue increased performance while discouraging incentives to take excessive risks that would be beneficial in the short-term, but harmful in the long run. In this way, CTS believes that it is able to align the interests of the named executive officers with those of the shareholders year-over-year, as well as over the long-term.

Cash incentives and equity compensation opportunities increase across the executive officer positions consistent with increasing responsibility. This structure generally means that the most senior executives will have a higher percentage of their total compensation at-risk and variable than the less senior executives. As a result, the most senior executive officers who have the greatest ability to drive CTS’ performance have the most to gain or lose based on corporate and individual performance.

In addition to cash and equity components, CTS offers its executives retirement, health and welfare benefits, and perquisites. The corporation believes that retirement benefits, health and welfare benefits, and a modest level of perquisites are standard practice in most peer group companies and are expected components of overall compensation benefits provided to CTS’ named executive officers.

How CTS Benchmarks Executive Compensation Using Market Data

For the 2009 annual executive compensation review, Mr. Cummins assembled benchmark data from well-regarded sources for all elements of compensation, including base salary, perquisites, annual incentives, incentive targets, and equity awards. This benchmark information was used by Mr. Khilnani to recommend a compensation package for each executive officer in accordance with CTS’ compensation philosophy. The benchmark data was also provided to the Compensation Committee and used as a starting point in considering executive compensation packages.

Towers Watson.  Every one to two years, CTS obtains benchmark data reports from Towers Watson for all executive officer positions in order to determine current prevailing pay rates for such positions. For years in which CTS does not purchase executive compensation data from Towers Watson, Towers Watson will provide guidance on the industry and market total compensation increases year-over-year. Towers Watson provides CTS with detailed, comprehensive, and sophisticated compensation analysis that enables CTS to make well-informed decisions on executive compensation. Towers Watson produces the benchmark data reports through analysis of information derived from multiple large surveys on the pay practices of other companies. CTS’ executive officer positions are compared to positions with similar job responsibilities in general industry and the electronics and scientific equipment industry. Towers Watson determines competitive pay based on regression analysis, a statistical technique that considers the relationship between total revenues and compensation. Towers Watson uses information provided by CTS to determine which survey and benchmark positions are appropriate comparisons for CTS’ officer positions.

Based on its review of corporate pay practices, Towers Watson has explained to CTS that total compensation levels that are within 15% of the median of the market data are generally considered to be within the range of competitive practice. The Compensation Committee considered this guidance by Towers

Watson when establishing 2009 compensation levels, although the Compensation Committee may deviate from this guideline in light of a particular executive’s unique circumstances, such as level of experience, skills, and tenure with the corporation. In cases where compensation for an executive falls substantially below the 15% of median data threshold, consistent with CTS’ compensation philosophy, the Compensation Committee will ordinarily recommend a larger increase to bring the compensation in line with the acceptable median over time.

The data provided by Towers Watson does not indicate the corporations from which it is derived but provides the Compensation Committee with median data about executive officers’ total compensation from companies that are of similar size and revenue to CTS. CTS does not require Towers Watson to limit the peer group to CTS’ industry because compensation data is not available for all of its competitors and also because CTS believes that it is important to consider compensation practices at other companies of comparable size and scope in order to attract and retain executive talent.

Although CTS does not have access to the identities of the benchmarked companies, management and the Compensation Committee have confidence in the Towers Watson market data reports because the data is pulled from large, detailed, and comprehensive survey data, because the market data for the Chief Executive Officer and Chief Financial Officer are compared against the Equilar benchmark data (discussed below), and because Towers Watson is an experienced compensation consultant used by CTS on numerous occasions and its benchmark data has historically proven appropriate in attracting and retaining qualified and talented executives of the caliber CTS desires.

To prepare for the new executive compensation review schedule, Towers Watson benchmark compensation reports were completed and reviewed in September 2008 for use in setting 2009 executive compensation levels. Benchmark compensation reports were received for executive titles that included Chief Executive Officer (Mr. Khilnani), Chief Financial Officer (Ms. Belusar), President (Mr. Schroeder), General Counsel and Secretary (Mr. Cutter) and Vice President, Human Resources (Mr. Cummins), among others. Additionally, in late 2009, an additional survey was conducted to examine then-current market conditions.

Equilar.  Mr. Cummins consulted the web-based Equilar compensation database as a source for benchmark data primarily for the Chief Executive Officer and Chief Financial Officer positions. Equilar draws data from proxy statements and reports filed with the Securities and Exchange Commission. It is difficult for CTS to establish a “pure” peer group because relatively few companies are the same size and have the same business segments as CTS. Therefore, the companies chosen for benchmark purposes were selected because they fit at least one criterion of similar revenue, similar size, similar industry or similar products and services to CTS. The companies selected for benchmarking in 2009 were ArvinMeritor, Inc., AVX Corporation, Benchmark Electronics, Inc., BorgWarner, Inc., Celestica, Inc., Flextronics International, Ltd., Frequency Electronics, Inc., Gentex Corporation, Jabil Circuit, Inc., KEMET Corporation, Key Tronic Corporation, Kimball International, Inc., LaBarge, Inc., Lear Corporation, LittelFuse, Inc., Methode Electronics, Inc., Molex Incorporated, Plexus Corp., RF Micro Devices, Inc., Sanmina-Sci Corporation, Sparton Corporation, Spectrum Control, Inc., Stoneridge, Inc., Sypris Solutions, Inc., Technitrol, Inc., Triquint Semiconductors, Inc., Vishay Intertechnology, Inc., and Williams Controls, Inc. The Equilar peer group is reviewed annually to ensure that all of the peers continue to meet at least one of the selection criteria. Mr. Cummins performed this review in 2009. Peers who no longer meet such criteria, or for which information is no longer available through Equilar, may be eliminated or replaced. The 2009 peer group was the same as that used by CTS in 2008; no companies were removed or replaced.

Management and the Compensation Committee evaluate the Equilar data against the Towers Watson benchmark data discussed previously. When compared, the data sources should reveal similar benchmark compensation ranges for the Chief Executive Officer and the Chief Financial Officer. A wide disparity may reveal that the Equilar peer group is inadequately representative or that the Towers Watson data is distorted, and should be reexamined. The comparison of this data helps to assure management and the Compensation Committee that the benchmark data used is appropriate. For 2009, the Equilar data was found by management and the Compensation Committee to be within an acceptable range.

Elements of Total Compensation

Base Salary.  Base salary is included as an element of total compensation to ensure that each named executive officer receives a suitable minimum return for his or her service to the corporation each year. A sufficient base salary helps to assure that executives do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of the corporation. Ordinarily, the Compensation Committee determines reasonable base salaries for its named executive officers by aligning base compensation for each named executive officer at approximately the fiftieth percentile of peer executives as set forth in Towers Watson’s benchmark compensation reports. The Compensation Committee considers the executive’s duties, responsibilities, past performance and time with the corporation in setting base salary. In response to the severe and worldwide economic recession which began in 2008 and continued into 2009, CTS froze all employee salaries, including those for named executive officers at then-current levels.

The annual base salaries for named executive officers set in 2008 and retained for 2009 are as follows: Mr. Khilnani — $550,000; Ms. Belusar — $288,750; Mr. Schroeder — $341,857; Mr. Cutter — $260,416, and Mr. Cummins — $275,731.

In further response to the severe economic conditions prevailing in 2009, all CTS executive officer base salaries were temporarily reduced by five percent. This occurred at the same time other CTS U.S.-based employee salaries were reduced by five percent. This temporary salary reduction began the first pay period of February 2009 and expired the first pay period of November 2009, concurrent with the reinstatement of full salaries for those other CTS employees whose salaries were also temporarily reduced. Additionally, Mr. Khilnani’s initial salary reduction was five percent; however, in June 2009, Mr. Khilnani reduced his salary an additional two and one-half percent, bringing his reduction to seven and one-half percent of base salary. Furthermore, certain executive officers each took one week of unpaid furlough during 2009. CTS believes that as it looks to reduce costs throughout the corporation, executive pay should also be considered in such cost-reduction measures.

Non-Equity Incentive Plan Compensation.  CTS believes that it is important to motivate its executives to achieve annual corporate financial goals. Therefore, CTS puts a substantial part of each executive’s total compensation at-risk by tying it directly to overall corporate performance. CTS uses an annual management incentive plan, or MIP, established pursuant to the terms of the CTS Corporation 2007 Management Incentive Plan, in order to focus CTS’ executives on the most critical of its shorter-term financial metrics each year. The MIP provides for annual cash payments to named executive officers based on CTS’ financial performance and achievement of individual goals. An executive’s ultimate award is determined under a formula that provides for payment of zero to 200% of a target award based on CTS’ actual performance versus the established quantitative financial performance goals. In addition, the Compensation Committee may adjust awards downwards based upon the executive’s actual performance versus individual goals.

Awards under the annual MIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In order to qualify under Section 162(m) of the Internal Revenue Code, the material terms of the plan must be approved by the shareholders at least every five years, and goals must generally be set within the first 90 days of each fiscal year. The terms of the CTS Corporation 2007 Management Incentive Plan were approved by shareholders at the June 2007 Annual Meeting of Shareholders.

How Management Incentive Plan Target Awards and Performance Goals are Set.  Each February, the Compensation Committee establishes a target award and quantitative financial performance goals for each executive. Target awards are set as a percentage of base salary. In setting targets, the Compensation Committee takes into consideration the median percentile targets in the Towers Watson benchmark reports as well as internal parity. As an example, if review of the Towers Watson benchmark data discloses that, on average, it is customary for a position to be offered an annual cash incentive representing 45% of salary, CTS will usually use a range centered on that 45% mark when it decides what is appropriate for performance-

based annual cash awards. CTS’ practice to structure its executive annual cash incentive compensation at approximately the fiftieth percentile is based upon a philosophy that by using a median award, CTS is able to balance motivating the executive with what it perceives as market-competitive factors in being able to recruit and retain top executive talent.

Quantitative financial performance goals are based on CTS’ established business plan for the fiscal year. Management prepares, and the Board of Directors review, a business plan for each fiscal year that includes projections on sales, earnings, key balance sheet metrics, and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives, and other factors in establishing plan budgets and results. Provided that a metric is a performance measure authorized under the terms of the CTS Corporation 2007 Management Incentive Plan, the Compensation Committee may use any of the metrics set out in the business plan to establish quantitative financial performance goals for the annual MIP.

In 2009, the Compensation Committee set quantitative financial performance goals using CTS’ operating earnings (per applicable business unit) and CTS’ earnings per share. Operating earnings was selected as a metric because operating earnings is an objective, quantitative value easily measured for performance purposes. CTS chose earnings per share from CTS’ annual business plan as a metric because it believes that earnings per share is a direct measurement of overall corporate performance which takes into consideration market conditions and provides a quantitative measurement from which CTS is able to assess the performance of its named executive officers for each particular year.

The Compensation Committee set the performance level for each of these metrics for each executive and established a minimum performance level that must be reached before an award is paid for performance based on a particular metric. When establishing performance levels for particular metrics, the Compensation Committee will consider past and projected performance levels for both the corporation and the executive, external market conditions, presumptions for the coming year, and desired overall share performance targets for that year.

Individual performance goals for each executive are specific items within each executive’s area of job responsibility that are related to the business plan and overall corporate objectives. These are set at the same time as the quantitative financial performance goals.

Likelihood of Executive Achieving Management Incentive Plan Goals.  Management endeavors to establish a plan that demands challenging, but achievable results given expected business conditions. While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics alone averaged 101% of target. Over the past five years, payouts under the MIP, including corporate and business unit metrics, averaged 78% of target.

For years 2005 through 2009, the target and actual awards percentages for all participating executives are shown below:

Historical Incentive Plan Result (2005-2009)

Determination of Actual Awards.  Actual MIP award payments are based on a formula and may vary from zero to 200% of the target award based on achievement of the quantitative financial performance goals over a range that begins below the business plan targets and extends above the business plan targets. The payout “cliff” drops to zero if performance falls below a threshold level of plan achievement. On the upside, payout increases linearly as performance exceeds the business plan. However, payout is capped at double the target amount. One consequence of this cliff threshold and payout performance formula is that the executive’s risk of receiving no award is greater than the executive’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the corporation from “better than plan” performance. Since payments are capped, an executive cannot increase MIP awards beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the corporation.

How 2009 Awards were Calculated.  For CTS executives with overall corporate responsibility (Mr. Khilnani, Ms. Belusar, Mr. Cutter and Mr. Cummins) performance measurements are weighted 100% for CTS’ earnings per share objective. For the executive with business unit responsibilities (Mr. Schroeder) performance measurements are weighted 40% as to earnings per share objectives and 60% weighted as to business unit operating earnings objectives. The target award for Mr. Khilnani was 100% of base salary. For Mr. Schroeder and Ms. Belusar, the target award was 50% of base salary. For Mr. Cutter and Mr. Cummins, the target incentive was 45% of base salary. These target awards were derived in part from competitive data provided by Towers Watson and in part by the Compensation Committee’s judgment on internal equity of the positions, their relative value to the corporation, and the desire to maintain a consistent annual target award incentive for certain key executive officers of the corporation and the business units.

As mentioned previously, the named executive officers were eligible to earn from 0% to 200% of their target award. The award opportunities available to each named executive officer ranged from no payment if the goals were met below the 55% performance level to a 200% payout if the goals were met at or above the 195% performance level.

The table below lists each named executive officer’s 2009 base salary, which was used to calculate the annual target award, the officer’s 2009 annual incentive plan quantitative financial performance goals, the 2009 performance level results, and the total annual MIP incentive earned for 2009.

			2009 Management Incentive Plan Performance Goals		2009 Management Incentive Plan Performance Results
				Strategic		Strategic
				Business		Business
		2009		Unit		Unit	2009	2009
		Annual		Operating		Operating	Annual	Annual
	2009 Base	Target		Earnings		Earnings	Incentive	Incentive
	Salary	Award	EPS	(000s)	EPS	(000s)	Earned	Earned
Executive	($)	(%)	($)	($)	($)(1)	($)(1)	($)	(%)

Vinod M. Khilnani	514,038	100	0.27	—	0.32	—	606,565	118
Donna L. Belusar	272,369	50	0.27	—	0.32	—	160,698	118
Donald R. Schroeder	322,463	50	0.27	5,700	0.32	(10,144)	76,101	47
Richard G. Cutter, III	245,642	45	0.27	—	0.32	—	130,436	118
James L. Cummins	260,089	45	0.27	—	0.32	—	138,107	118

(1)	EPS and Strategic Business Unit Operating Earnings are downward adjusted as described below in “Use of Discretion for Downward Adjustments.”

Use of Discretion for Downward Adjustments.  The incentive plan is based upon an expected set of events, regulations, external conditions, and assumptions regarding the management team’s ability to achieve those results. While it is understood that not all factors impacting the business results are within management’s control, the business plan is expected to reflect reasonable assumptions regarding such factors, and management is expected to adjust to such factors, as best possible, while still working to achieve or exceed targeted results. Despite management efforts, such factors may still negatively impact results. However, it is also recognized that some factors outside management’s control may have undue impact on results, defeating the intent of the incentive in terms of motivating or rewarding participants. In order to comply with Section 162(m) of the Internal Revenue Code, however, the incentive plan precludes the Compensation Committee from exercising discretion to increase awards payable to those employees designated by the Compensation Committee as covered employees as part of the year-end calculations. As a result, targets are established at a consistent level lower than that reflected in the business plan. Establishing covered employees’ calculated incentive factors under the incentive plan at a level that enables the Compensation Committee to use its discretion to adjust awards downward achieves the same result that can be obtained by adjusting performance measures for non-covered employees (employees not subject to Section 162(m)). If no unusual condition occurs, the Compensation Committee will adjust the final result downward so that covered employees achieve the same target level achievement as non-covered employees. For 2009, the Compensation Committee downwardly adjusted the earnings per share result from $0.36 to $0.32, so that a consistent target achievement was met. Additionally, the Compensation Committee downwardly adjusted Mr. Schroeder’s operating earnings result from $(9.644) million to $(10.144) million.

Performance-Based Equity Compensation

Performance-based equity grants encourage strong financial performance while aligning executive compensation with shareholder interests. Under the terms of the performance-based plans, executives may earn restricted stock unit awards based upon achievement of financial objectives that CTS believes are beneficial to the corporation and shareholders or based upon CTS’ overall performance relative to peers over a longer term. Strong financial performance is encouraged since increasing levels of performance will result in increasing awards to the executive. Evaluating performance by comparison to peers helps to assure a true measure of performance under current market conditions.

2008-2009 Performance Restricted Stock Unit Plan.  In February 2008, under the terms of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, the Compensation Committee established a two-

year performance-based equity compensation plan called the 2008-2009 Performance Restricted Stock Unit Plan. Depending upon the level of CTS’ achievement of sales growth and CTS’ total stockholder return relative to an enumerated peer group over a two-year period (fiscal years 2008 and 2009), a named executive officer could earn a restricted stock unit award of zero to 200% of a target award established for his or her position. Relative total stockholder return was selected as the performance measure for this period as it is a meaningful measure to our shareholders, comparing CTS’ stock price appreciation against the stock price appreciation of our peers. It is a particularly useful measure in volatile economic times. Sales growth was selected to reinforce senior management’s focus on increasing sales.

The Towers Watson benchmark market data discussed previously was used by the Compensation Committee in setting the target awards. 60% of the target award was weighted to relative total stockholder return and 40% of the target award was weighted to sales growth. The peer group used to measure relative total stockholder return originally consisted of 29 peer companies. The plan contains a peer group adjustment protocol that requires the removal from the peer group of any company that on the last day of a performance period had been delisted from its exchange, if the peer or its successor was not relisted on the same or another specified exchange within 30 days. In such event, the relative total stockholder return is calculated as if the delisted company was never a peer. However, a bankrupt company will be retained as a bottom performer in the peer group for calculation purposes as bankruptcy is clearly indicative of poor performance. After application of the peer group adjustment protocol removed EPCOS AG, the peer group consists of the same companies used for the Equilar comparison discussed above.

Similar to the MIP plan discussed above, the payout amount drops to zero if performance falls below a threshold level of plan achievement. The award payout is also capped at 200% of target reducing the incentive to overemphasize performance goals which may not be beneficial to the corporation over the longer-term. Additionally, substantially greater weight is assigned to the broad-based performance goal of total stockholder return, thereby encouraging executives to focus on improving the overall health and performance of the corporation rather than sacrificing all other considerations in favor of the top line measure of sales growth. Finally, since awards are settled in full value equity, and CTS executives are generally expected to retain their stock awards, executives are incentivized to consider the long term implications of actions taken to achieve the performance awards.

All named executive officers were participants in the 2008-2009 Performance Restricted Stock Unit Plan. The awards were intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2008. In order to earn an award, the participants were required to remain in the employ of the corporation throughout the performance period, which ended December 31, 2009. Performance was measured at the end of the performance period. CTS’ achievement level for the relative total stockholder return portion of the award was 100%; however, CTS failed to meet the minimum threshold for the sales growth portion of the award. Awards for achievement of the performance goals were granted in 2010 in the form of restricted stock units and vested immediately, subject to certification of 2009 fiscal year results by CTS’ independent auditor. Awards were settled on the basis of one share of CTS stock for each restricted stock unit on the settlement date, on January 2, 2010.

2009-2010 Performance Restricted Stock Unit Plan.  In February 2009, under the terms of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan, the Compensation Committee established another two-year performance-based equity compensation plan, called the 2009-2010 Performance Restricted Stock Unit Plan. Depending upon CTS’ total stockholder return relative to an enumerated peer group over a two-year performance period (fiscal years 2009 and 2010), a named executive officer may earn a restricted stock unit award of zero to 200% of a target award established for his or her position. Relative total stockholder return was selected as it is a meaningful measure to our shareholders, comparing CTS’ stock price appreciation against the stock price appreciation of our peers. The Compensation Committee did not select sales growth as a metric for the 2009-2010 Performance Restricted Stock Unit Plan due to volatile economic conditions and the lack of visibility beyond the first two quarters of 2009 at the time when the plan was adopted.

The peer group used to measure relative total stockholder return consists of 28 peer companies, the same companies used for the Equilar comparison discussed above. The peer group adjustment protocol for this plan places companies delisted due to performance reasons and bankrupt companies at the bottom of the peer group performers. Any peer company that does not exist at the end of a performance period for any reason other than bad performance shall, for purposes of calculating relative total stockholder return, be removed from the peer group and treated as if it was never a part of the peer group.

Similar to the 2008-2009 Performance Restricted Stock Unit Plan discussed above, the payout amount drops to zero if performance falls below a threshold level of plan achievement. The award payout is again capped at 200% of target. However, in the 2009-2010 Performance Restricted Stock Unit Plan, all of the performance goal weight is assigned to the broad-based performance goal of total stockholder return, emphasizing focus on the overall health and performance of the corporation compared to its peer group. Awards are again settled in full value equity.

All named executive officers, with the exception of Mr. Schroeder and Mr. Cummins, are participants in the 2009-2010 Performance Restricted Stock Unit Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2009. Performance will be measured at the end of the performance period, and awards for achievement of the performance goals will be granted in 2011 in the form of restricted stock units and will vest immediately, subject to certification of 2010 fiscal year results by CTS’ independent auditor. Awards will be settled on the basis of one share of CTS stock for each restricted stock unit on the settlement date, which will be no later than March 15, 2011.

Chief Executive Officer Performance Share Agreement.  In addition to his participation in the long-term incentive plans described above, Mr. Khilnani is a party to an ongoing Performance Share Agreement with CTS, with grants made under the terms of the 2004 Omnibus Long-Term Incentive Plan. Under this agreement, CTS established a performance-based restricted stock unit award for Mr. Khilnani. An aggregate of 25,000 units may be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting will occur, if at all, at a rate of up to 150% of the target award on the end date of each performance period and is tied exclusively to CTS’ total stockholder return relative to an enumerated peer group of companies. The vesting rate will be determined using a matrix based on CTS’ percentile ranking compared to the peer group. The peer group used to measure relative total stockholder return originally consisted of 32 peer companies; however, the plan contains a peer group adjustment protocol. This protocol requires the removal from the peer group of a company that on the last day of a performance period is delisted from its exchange, if the peer or its successor is not relisted on the same or another specified exchange within 30 days. In such event, the relative total stockholder return is calculated as if the delisted company was never a peer. However, a bankrupt company will be retained in the peer group for calculation purposes as bankruptcy is clearly indicative of poor performance. After application of the peer group adjustment protocol set forth in the plan, removing EPCOS AG, Aeroflex Incorporated, Sirenza Microdevices, Inc., and Solectron Corporation, the peer group consists of the same companies used for the Equilar comparison discussed above.

Although the above performance-based equity awards will be settled out of the 2004 Omnibus Long-Term Incentive Plan, since the CTS Corporation 2009 Omnibus Equity and Performance Incentive Plan (or 2009 Omnibus Plan) was approved by shareholders at the 2009 annual shareholders meeting, all future performance-based equity compensation will be awarded under the terms of the 2009 Omnibus Plan.

Time-Based Equity Compensation

CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve CTS’ long-term performance. CTS also believes that equity grants are an effective way to align executive and shareholder interests, because a significant amount of an executive’s potential income is directly tied to enhancing shareholder value. Time-based equity grants also play a critical role in retaining and motivating executive talent by assuring executives that if they remain an employee in good standing throughout the service period they are assured an equity award. The retention of qualified executives over the longer term assists CTS in retaining valuable institutional knowledge. Further, time-based equity compensation helps to assure that executives are able to meet their obligations under CTS’ stock ownership guidelines. The Compensation Committee considers time-based equity grants as part of its review of annual executive compensation. In recent years, the Compensation Committee has generally met in June to conduct this review; however, consideration of time-based equity grants moved to February of each year beginning in 2010.

2009 Grants.  For 2009 time-based equity compensation grants, CTS issued restricted stock units under the 2009 Omnibus Plan. Restricted stock unit awards under the 2009 Omnibus Plan are provided to executives, as well as a broader group of management employees. The Committee grants restricted stock unit awards to executive officers, other than the Chief Executive Officer, and general managers. The Compensation Committee recommends a restricted stock unit grant for the Chief Executive Officer that is approved by the full Board of Directors. Restricted stock unit awards are settled one share of CTS common stock for each unit upon vesting. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual restricted stock unit awards to executive officers at different times during the year and may use alternative vesting schedules or distribution options.

In June 2009, the Compensation Committee awarded restricted stock units vesting over a three-year term to each named executive officer, except for Mr. Khilnani, Mr. Schroeder and Mr. Cummins, based on the recommendation of management. Management based its recommendations on the number of units to be awarded on peer data obtained from Equilar and Towers Watson as discussed above. CTS did not grant any stock options in 2009. As noted above, Mr. Khilnani’s restricted stock unit award was recommended by the Compensation Committee and approved by the entire Board, excepting Mr. Khilnani. CTS believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of executives with shareholders. Since a substantial portion of each executive’s compensation is paid out in the form of time-based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of the corporation, actions taken in one year may substantially affect an executive’s compensation over the course of many subsequent years. Therefore, executives are encouraged to consider the longer-term health of the corporation, in addition to shorter-term considerations. CTS also believes that deferred vesting helps in the retention of executives, as the terms of restricted stock unit grants provide that any unvested portion of a grant is forfeited in the event of any termination, including retirement.

CTS Hedging/Pledging Policy

CTS has adopted a policy which prohibits directors and officers who receive CTS securities from engaging in any transaction in which they may profit from short-term speculative swings in the value of the corporation’s securities or pledging the corporation’s securities in lending transactions. These individuals may not engage in the purchase or sale of put and call options, short sales, and other hedging transactions designed to minimize the risk in owning CTS securities. These individuals may not pledge the corporation’s securities as collateral for a loan, including, without limitation, in a margin account. The prohibitions described above do not apply to the exercise of stock options granted as a part of a CTS incentive plan.

Retirement Benefits and Plans

CTS’ retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Retirement benefits encourage executive retention to the extent that executives are rewarded with increased benefits for extending their term of service. CTS offers a 401(k) plan to all current executives and a defined benefit plan to most current executives. Executives who participate in the defined benefit plan also participate in a supplemental executive retirement plan.

Defined Contribution Plan.  Participation in the CTS Corporation Retirement Savings Plan, a 401(k) plan which we refer to as the CTS 401(k) plan, is voluntary and is open to substantially all U.S.-based CTS employees. The company’s matching contribution levels are governed by the rules in effect when employees began employment with CTS. Under the terms of the plan that are or were applicable to Mr. Khilnani, Mr. Schroeder, Mr. Cutter, and Mr. Cummins, CTS matches an employee’s contributions $.50 for every dollar, up to 6% of eligible pay, for a maximum matching contribution of 3%, subject to limitations under the Internal Revenue Code. Under the terms of the plan that are applicable to Ms. Belusar, CTS matches an employee’s contributions dollar for dollar up to the first 3% of eligible pay, and thereafter at $.50 for every dollar up to the next 2% of eligible pay, for a maximum matching contribution of 4%, subject to limitations under the Internal Revenue Code.

In light of the current business recession, effective the first pay date after February 20, 2009, CTS suspended all company matching contributions to the CTS 401(k) plan, except those for bargaining unit employees. This suspension therefore applied to all named executive officers. The company match for employee contributions, including named executive officers, was restored effective the first pay date after January 10, 2010.

Defined Benefit Plan.  Mr. Khilnani, Mr. Schroeder, Mr. Cutter and Mr. Cummins are or were eligible to participate in the CTS Corporation Pension Plan, which we refer to as the Pension Plan. The Pension Plan is a tax-qualified defined benefit plan. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and executives who joined CTS after that date, such as Ms. Belusar, were ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan.

The Pension Plan requires participants to complete a period of vesting service in order to become eligible for a benefit. Each of the eligible named executive officers has completed the required vesting service period. The Pension Plan benefit is based on a formula representing a factor of average monthly earnings over a period of time multiplied by credited service, which determines the monthly benefit. Certain participants may elect an early retirement benefit at age 55, at a reduced benefit. Mr. Khilnani, Mr. Schroeder, and Mr. Cutter are eligible to take early retirement.

Under the terms of the Pension Plan, annual incentive compensation counts toward determining the average earnings used in the benefit calculation. Thus, these benefits are directly affected by earned incentive compensation.

Supplemental Executive Retirement Plans.  Each named executive officer who participates in a qualified defined benefit plan also participates in a supplemental executive retirement plan, called an Individual Excess Benefit Retirement Plan. The purpose of the supplemental executive retirement plans is to restore retirement benefits the executive would otherwise have earned under the qualified defined benefit plan in the absence of limitations under the Internal Revenue Code and to provide a competitive level of retirement benefits. Benefits earned under a supplemental executive retirement plan are unfunded and are not insured by the Pension Benefit Guaranty Corporation.

The terms of the Pension Plan, the CTS 401(k) Plan, and the Individual Excess Benefit Retirement Plans are discussed under the caption “2009 Pension Benefits” below.

Other Compensation

CTS provides a limited set of perquisites and other compensation in order to attract, motivate, and retain executive talent. For 2009, compensation for named executive officers included a quarterly cash perquisite allowance for nonreimbursed travel expenses, reimbursement for financial planning services, reimbursement for tax preparation services, and reimbursement for an annual executive physical. Other compensation includes imputed income on life insurance benefits.

To create parity among the executives, as well as to better manage the potential costs associated with these perquisites, several program changes were introduced effective January 1, 2009. The changes implemented annual caps on the reimbursement of tax preparation services and executive physicals, and changed the mode of payment for financial planning services from reimbursement to a predetermined quarterly cash perquisite allowance. In addition, Mr. Schroeder’s temporary living allowance to compensate him for the increased cost of living associated with his relocation to California from Indiana was ended in February 2009 with Mr. Schroeder’s relocation to Illinois to assume the leadership role for the corporation’s Electronic Components business.

Health and Welfare Benefits

Named executive officers are eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death & dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.

Agreements with Named Executive Officers

Chief Executive Officer Employment Agreement.  In conjunction with his assumption of the duties of President and Chief Executive Officer, Mr. Khilnani entered into an employment agreement with CTS effective July 2, 2007. The term of this employment agreement was two years, and it expired July 1, 2009. For a complete understanding of the employment agreement, please see the section of this proxy statement titled “Employment Agreement with Vinod M. Khilnani” below. The purpose of this agreement was to provide assurances to and promote the retention of our top executive, a key position. No other named executive officer has, or had, an employment agreement with CTS in 2009.

Executive Severance Policy.  Effective September 10, 2009, CTS enacted an Executive Severance Policy. This policy formalizes and standardizes the corporation’s severance practices for certain officers and key employees and also was enacted in lieu of issuing a new employment agreement to replace Mr. Khilnani’s expired employment agreement. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Change-In-Control Severance Agreements.  On December 5, 2007, CTS entered into change-in-control severance agreements with Mr. Khilnani, Mr. Schroeder, Mr. Cutter, and Mr. Cummins. Mr. Cummins’ agreement expired with his retirement from CTS on December 31, 2009. The purpose of these agreements is to retain executives and encourage them to focus on corporate interests during times of change and uncertainty. For a complete understanding of the severance agreements, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

On January 22, 2008, CTS entered into a change-in-control severance agreement with Ms. Belusar, similar to the terms of the severance agreements for other named executive officers. Ms. Belusar, however, will not receive certain retirement plan make-whole provisions as she is not a participant in the Pension Plan and does not have an Individual Excess Benefit Retirement Plan. For a complete understanding of Ms. Belusar’s severance agreement, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Cummins Consulting Agreement.  Mr. Cummins retired from CTS effective December 31, 2009. On December 20, 2009, Mr. Cummins entered into a consulting agreement with CTS, requiring him to be available for twelve months post-retirement on an irregular, part-time basis for consultation on various matters. For a complete understanding of Mr. Cummins’ consulting agreement, please see the section of this proxy statement titled “Cummins Consulting Agreement” below.

Policy on Recovery of Awards

The CTS Corporation 2007 Management Incentive Plan, under which the annual MIP is administered, and the 2009 Omnibus Plan each include a provision to address recoupment of incentive awards in the event of financial restatements. The recoupment provisions provide that if the Board of Directors learns of any intentional misconduct by a plan participant which contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he or she would have received based on the financial results as restated.

Stock Ownership Guidelines

The Board of Directors has adopted stock ownership guidelines which are administered by the Compensation Committee. The stock ownership guidelines define expected stock ownership levels for executive officers, general managers and non-employee directors. The guidelines are available online at: http://www.ctscorp.com/governance/stockog.htm. The intent of the guidelines is to require executives and directors to maintain a significant equity stake in CTS. The stock ownership guidelines provide that executives and directors are expected to retain at least 75% of their equity awards until threshold ownership levels have been attained and at least 25% of any equity awards received from CTS once they have achieved the threshold levels. To avoid placing an undue tax or cash flow burden on the individual, threshold levels are established based on the premise that they will be attainable through retention of equity awards over five years.

The Chief Executive Officer guideline applicable to Mr. Khilnani is 100,000 share units. The guideline applicable to Ms. Belusar and Mr. Schroeder is 40,000 share units. The guideline applicable to Mr. Cutter and Mr. Cummins is 30,000 share units. In calculating compliance with the guidelines, each executive is credited with one share unit for each share of CTS stock beneficially owned by him or her, including shares held in the CTS 401(k) Plan and shares of restricted stock, for each restricted stock unit, and for each share subject to a stock option that he or she holds. Both vested and non-vested shares of restricted stock and restricted stock units shall be included in calculating total share units, but shares subject to non-vested stock options are not included.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the CTS Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10-K for year ended December 31, 2009 and this proxy statement.

CTS CORPORATION 2009 COMPENSATION COMMITTEE

Patricia K. Collawn, Chairperson Thomas G. Cody	Walter S. Catlow Michael A. Henning

EXECUTIVE COMPENSATION

Please note that, due to amendments to Item 402 of Regulation S-K respecting equity award valuation methodologies, companies are required to recalculate the Summary Compensation Table for all named executive officers for prior years. Therefore, the summary compensation table amounts shown below do not match amounts shown in CTS summary compensation tables from previous years. The change in equity award valuation methodology affects the amounts shown in column (e) and (j) below.

Please also note column (h), Change in Pension Value and Non-Qualified Deferred Compensation Earnings, is impacted by three calculations: the year-over-year change in accrued benefit that results from additional services and change in compensation; the discount rate used to determine the present value of the pension benefit; and the interest rate used to calculate the non-qualified deferred compensation. The basis used for the interest rate to calculate the non-qualified deferred compensation changed in 2009 from segmented rates published by the IRS reflecting “phase-in” to the 30 year Treasury rate. There was a significant decline in both the discount rates and interest rates used for 2008 and 2009, resulting in a sharp increase in the present values of amounts reflected in column (h).

2009 Summary Compensation Table

								Change in
								Pension
								Value and
							Non-	Non-
							Equity	Qualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
Name and Principal			Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Position	Year		($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	Total
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	($)(j)

Vinod M. Khilnani	2009		514,038	—	1,016,750	—	606,565	593,666	38,095	2,769,114
President and	2008		528,846	21,480	736,500	—	380,769	152,584	26,682	1,846,861
Chief Executive Officer	2007	(1)	432,000	41,920	747,480	—	309,135	147,155	29,635	1,707,325

Donna L. Belusar	2009		272,369	—	222,000	—	160,698	—	26,683	681,750
Senior Vice President and	2008	(2)	267,067	—	538,400	—	115,373	—	79,854	1,000,694
Chief Financial Officer	2007		—	—	—	—	—	—	—	—

Donald R. Schroeder	2009		322,463	—	—	—	76,101	1,257,183	47,035	1,702,782
Executive Vice President	2008		337,644	12,960	272,900	—	150,927	201,922	118,060	1,094,413
	2007		327,610	28,653	243,390	—	203,610	358,399	105,607	1,267,269

Richard G. Cutter	2009		245,642	—	166,300	—	130,436	311,976	28,707	883,061
Vice President, Secretary,	2008		256,178	12,920	203,250	—	110,669	100,790	34,353	718,160
and General Counsel	2007		247,171	21,850	190,620	—	123,462	152,281	27,291	762,675

James L. Cummins	2009		260,089	—	—	—	138,107	1,110,306	29,076	1,537,578
Senior Vice President,	2008		272,333	10,800	203,250	—	117,648	65,524	31,006	700,561
Administration	2007		258,942	23,629	190,620	—	129,342	156,594	33,473	792,600

(1)	Mr. Khilnani became President and Chief Executive Officer in July 2007. Compensation for 2007 therefore reflects six months of compensation as Chief Financial Officer and six months of compensation as President and Chief Executive Officer.

(2)	Ms. Belusar Joined CTS as Senior Vice President and Chief Financial Officer in January of 2008.

(3)	Amounts for 2007 and 2008 represent cash payments in connection with lapse of transfer restrictions on restricted shares issued under the 1988 Restricted Stock and Cash Bonus Plan.

(4)	The amounts reported in the “Stock Awards” column for 2009 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted during the year. Amounts reflected include time-based and performance-based awards. Amounts previously reported in these columns for 2008 and 2007 have been recomputed. For the performance-based awards reported in this column for 2009, such amounts are based on the probable outcome of the relevant performance conditions as of the grant date. Assuming that the highest level of performance is achieved for these awards, the grant date fair value of these awards would be: Mr. Khilnani $508,500; Ms. Belusar $169,500; Mr. Cutter $113,000. Assumptions made in the valuation are set forth in Note I to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2009. For Ms. Belusar, the 2008 amount includes a 25,000 time-based stock award upon her joining CTS.

(5)	No option awards were made between 2007 and 2009.

(6)	Amounts for 2009 represent payments earned under the 2009 Management Incentive Plan.

(7)	Other than for Mr. Cummins and Ms. Belusar, the change in pension value for 2009 is based on the difference between the estimated present value of each accrued benefit for named executive officers as of December 31, 2009 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of each named executive officer’s accrued benefit as of December 31, 2008 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan. Calculations are made based on the assumptions described under the caption

“2009 Pension Benefits” below. Because of his December 31, 2009 retirement, Mr. Cummins’ change in pension value for 2009 is based on the difference between the actual present value of his accrued benefit as of December 31, 2009 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan and the estimated present value of his accrued benefit as of December 31, 2008 under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation. Ms. Belusar does not participate in the CTS Corporation Pension Plan and does not have an Individual Excess Benefit Retirement Plan.

(8)	Amounts in this column for 2009 reflect the following perquisites and personal benefits:

(i)	for Mr. Khilnani, a cash perquisite allowance, tax preparation services, financial planning services, and CTS match under 401(k) Plan.

(ii)	for Ms. Belusar, a cash perquisite allowance, financial planning services, imputed income on term life insurance, and CTS match under 401(k) Plan.

(iii)	for Mr. Schroeder, a $15,400 temporary living allowance, a cash perquisite allowance, financial planning services, tax preparation services, imputed income on term life insurance, and CTS match under 401(k) Plan.

(iv)	for Mr. Cutter, a cash perquisite allowance, financial planning services, tax preparation services, imputed income on term life insurance, and CTS match under 401(k) Plan.

(v)	for Mr. Cummins, a cash perquisite allowance, financial planning services, tax preparation services, imputed income on term life insurance, and CTS match under 401(k) Plan.

2009 Grants of Plan-Based Awards

								All
								Other
								Stock	All Other
								Awards:	Option
		Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:
		Under			Under			of	Number of	Exercise or	Grant
		Non-Equity Incentive Plan			Equity Incentive Plan			Shares	Securities	Base Price	Date Fair
		Awards			Awards			of Stock	Underlying	of Option	Value of
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Stock and
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Option
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	Awards
Vinod M. Khilnani
2009 Management Incentive Plan		257,019	514,038	1,028,077
2009-2010 Performance Restricted Stock Unit Plan(1)	02/04/2009				22,500	45,000	90,000				254,250
2009 Omnibus Equity & Performance Incentive Plan	06/01/2009							125,000			762,500

Donna L. Belusar
2009 Management Incentive Plan		68,092	136,184	272,369
2009-2010 Performance Restricted Stock Unit Plan(1)	02/04/2009				7,500	15,000	30,000				84,750
2009 Omnibus Equity & Performance Incentive Plan	06/01/2009							22,500			137,250

Donald R. Schroeder
2009 Management Incentive Plan		80,616	161,232	322,463

James L. Cummins
2009 Management Incentive Plan		58,520	117,040	234,080

Richard G. Cutter
2009 Management Incentive Plan		55,270	110,539	221,078
2009-2010 Performance Restricted Stock Unit Plan(1)	02/04/2009				5,000	10,000	20,000				56,500
2009 Omnibus Equity & Performance Incentive Plan	06/01/2009							18,000			109,800

(1)	In February 2009, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal years 2009 and 2010 under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Restricted stock units for achievement of the performance goals will be issued in February 2011 following certification of 2010 fiscal year results by CTS’s independent auditors.

Compensation Generally

Employment Agreement with Vinod M. Khilnani.  On June 14, 2007, CTS entered into an employment agreement with Mr. Khilnani, which became effective on July 2, 2007. The term of the agreement was two years and it expired July 1, 2009. The agreement vested Mr. Khilnani all of the duties customarily incident to the positions of President and Chief Executive Officer in publicly traded companies. The agreement provided that Mr. Khilnani’s salary, bonus, and other compensation would be recommended by the Compensation Committee and set by the Board of Directors. The agreement also provided that Mr. Khilnani’s base salary should not be reduced below $500,000, the base salary in effect on the date of the agreement, unless there was in effect a general salary reduction affecting all of CTS’ employees. Per the agreement, Mr. Khilnani was entitled to participate in incentive compensation programs on terms no less favorable than other CTS senior executive officers, and he was entitled to participate in CTS’ pension, retirement savings, health and welfare, and other employee benefit plans on a basis consistent with that offered to other salaried employees of CTS, to the extent permitted by law.

The agreement provided that if CTS terminated Mr. Khilnani’s employment under certain circumstances or Mr. Khilnani terminated his employment for good reason, as defined in the agreement, CTS would provide Mr. Khilnani with compensation equal to his current base salary and his target incentive compensation for the calendar year prior to termination for a period of two years following the termination date. To bring the payment provisions into compliance with Section 409A of the Internal Revenue Code, on December 3, 2007, CTS amended Mr. Khilnani’s agreement to reflect that those severance benefits would be paid in a single lump sum cash payment as soon as practicable but not more than 90 days after the date of Mr. Khilnani’s separation from service (within the meaning of Section 409A); provided, however, that if Mr. Khilnani was a specified employee as defined in Section 409A, such payment would be paid on the earlier of (1) the first day of the seventh month following the date of his separation from service or (2) his death. In addition, this amendment clarified that termination did not occur under the employment agreement until such event qualified as separation of service within the meaning of Section 409A and clarified that Mr. Khilnani would be ineligible for additional severance under CTS’ Severance Pay-Exempt Salaried Employees Policy, or any successor to that policy, if he were in fact paid severance pursuant to his employment agreement.

In lieu of entering into a new employment agreement with Mr. Khilnani, and to formalize and standardize the corporation’s severance practices for other officers and key employees, CTS enacted an Executive Severance Policy effective September 10, 2009. For a complete understanding of the executive severance policy, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

Mr. Khilnani does not receive any compensation for his service as a director of the corporation.

Compensation Arrangements.  CTS did not have employment agreements with any executive officers other than Mr. Khilnani for 2009. Annual base salary for each named executive officer, other than Mr. Khilnani, is determined by the Compensation Committee of the Board of Directors. Mr. Khilnani’s annual base salary is determined by the Board of Directors based on a recommendation by the Compensation Committee.

Cummins Consulting Agreement.  Mr. Cummins retired from the corporation effective December 31, 2009. On December 20, 2009, Mr. Cummins entered into a Consulting Agreement with CTS. This agreement requires him to be available on an irregular, part-time basis for consultation on various matters related to his professional background and experience. Such matters will include but not be limited to CTS’ historical and general business, environmental, and real estate matters. Mr. Cummins will be required to work no more than twenty hours per month on average. Mr. Cummins shall receive $4,150 per month for these services. In addition, he will be reimbursed for any expenses related to the consulting services, provided that CTS approves such expenses in writing in advance. Mr. Cummins is an independent contractor and is required to pay all taxes related to his services under the agreement and will indemnify CTS if the corporation is required to pay any such taxes. Mr. Cummins shall not have authority to contract for CTS or bind CTS with respect to third parties unless specifically authorized to do so. CTS shall not be required to pay or keep in effect any health, life, or other insurance for Mr. Cummins. Mr. Cummins is obligated to protect CTS’ confidential information and assign all intellectual property he may write, invent, conceive, discover, develop, or learn during or in connection with the consulting services. The term of the Consulting Agreement begins January 1, 2010 and expires December 30, 2010.

Non-Equity Incentive Plan Compensation.  In 2009, each named executive officer, along with other officers and key employees, participated in the annual MIP. The Compensation Committee adopted this annual cash incentive plan under the terms of the 2007 CTS Corporation Management Incentive Plan approved by the shareholders in 2007. Corporate-wide and strategic business unit quantitative financial performance goals were established for the 2009 fiscal year under the annual MIP. Each participant was also assigned individual performance goals for the 2009 fiscal year which contributed to CTS’ financial performance. A target award was established for each participant based on a percentage of his or her base salary. The Compensation Committee established the performance goals and target awards for each named executive officer, other than Mr. Khilnani. The Board of Directors approved the performance goals and target award for Mr. Khilnani based on a recommendation by the Compensation Committee. The percentage of achievement of performance goals determined the percentage of the target award which each participant earned. Amounts shown in the Summary Compensation Table reflect awards based on achievement of operating earnings (per applicable business unit) and CTS’ earnings per share goals. Determination of the achievement of quantitative performance goals was subject to the completion of the annual audit and certification of CTS’ 2009 fiscal year results by its independent auditor. CTS paid the awards to participants in the form of lump sum cash payments. A chart detailing the targets and payouts for each executive officer, and additional information on how awards are calculated appears in the Compensation Discussion and Analysis section of this proxy statement entitled “Annual Cash Incentives.”

Performance-Based Equity Compensation.  In order to tie a substantial portion of executive pay to the overall financial performance of the corporation, while aligning the interests of CTS’ executives with those of shareholders over the longer term, CTS has established performance-based equity compensation plans under the terms of the 2004 Omnibus Long-Term Incentive Plan. The terms of the 2008-2009 Performance Restricted Stock Unit Plan pay an executive a percentage between 0-200% of a target award in restricted stock units, based upon how well the corporation performs in two key metrics, sales growth and relative total shareholder return, over a two year performance period. Sixty percent of the target award is weighted to relative total stockholder return and 40% of the target award is weighted to sales growth. The peer group used to measure relative total stockholder return is the same peer group used for the Equilar comparison discussed previously. All named executive officers are participants in the 2008-2009 Performance Restricted Stock Unit Plan. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2008. Restricted stock units for achievement of the performance goals have vested and were issued in 2010.

CTS also has established the terms of the 2009-2010 Performance Restricted Stock Unit Plan which operates in much the same manner, with a possible payout of 0-200% of a target award payable in restricted stock units, but in this plan the sole performance measure is relative total shareholder return. The peer group used to measure relative total stockholder return is the same peer group used for the 2008-2009 Performance Restricted Stock Unit Plan. All executive officers with the exception of Mr. Schroeder and Mr. Cummins are participants in the 2009-2010 Performance Restricted Stock Unit Plan. The awards are also intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2009. Restricted stock units for achievement of the performance goals will vest and be issued in 2011 subject to certification of 2010 fiscal year results by CTS’ independent auditor. Finally, Mr. Khilnani and the corporation have entered into a performance-based compensation arrangement. An aggregate of 25,000 units may be earned over the course of three separate performance periods, commencing on July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively. Vesting will occur, if at all, at a rate of up to 150% of the target award on the end date of each performance period and is tied exclusively to CTS total stockholder return relative to an enumerated peer group of companies. The vesting rate will be determined using a matrix based on CTS’ percentile ranking compared to the peer group. The peer group is the same peer group used for the Equilar comparison discussed previously.

Time-Based Equity Compensation.  The Compensation Committee has historically awarded equity-based compensation to named executive officers on an annual basis. In 2009, the Compensation Committee awarded the named executive officers other than Mr. Khilnani restricted stock units and stock options under the 2009 Omnibus Plan. The Board of Directors approved the grant of restricted stock units to Mr. Khilnani under the CTS Corporation 2009 Omnibus Plan based on the recommendation of the Compensation Committee. Restricted stock unit awards distribute one share of CTS common stock for each unit upon vesting. The award recipient does not receive dividends or other rights related to CTS common stock until vested. Restricted stock units granted in 2009 vest over a three year schedule. Non-vested restricted stock units are forfeited upon termination of employment, except in the case of death, disability or change-in-control of the corporation, which events accelerate the vesting of restricted stock units.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive Plan
							Equity	Awards:
							Incentive Plan	Market or
							Awards:	Payout
							Number of	Value of
					Number of	Market Value	Unearned	Unearned
	Number of	Number of			Shares or	of Shares	Shares,	Shares,
	Securities	Securities			Units of	or Units of	Units or	Units or
	Underlying	Underlying	Option		Stock Held	Stock Held	Other Rights	Other Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That Have	That Have	That Have
	Options	Options	Price	Expiration	Not Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Vinod M. Khilnani	8,250	2,750 (1)	13.68	6/7/2016	—	—	—	—
	22,000	0	11.11	6/8/2015	—	—	—	—
	17,500	0	11.04	6/8/2014	—	—	—	—
	20,000	0	9.78	6/11/2013	—	—	—	—
	15,000	0	7.7	7/30/2012	—	—	—	—
	20,000	0	25.1	5/6/2011	—	—	—	—
	—	—	—	—	173,601 (2)	1,670,042	45,000 (7)	254,500

Donna L. Belusar	—	—	—	—	49,167 (3)	472,987	15,000 (7)	84,750

Donald R. Schroeder	6,750	2,250 (1)	13.68	6/7/2016	—	—	—	—
	20,000	0	11.11	6/8/2015	—	—	—	—
	10,500	0	11.04	6/8/2014	—	—	—	—
	18,000	0	9.78	6/11/2013	—	—	—	—
	15,000	0	7.7	7/30/2012	—	—	—	—
	12,000	0	23	4/17/2011	—	—	—	—
	4,000	0	50	6/22/2010	—	—	—	—
	—	—	—	—	27,067 (4)	260,385	—	—

Richard G. Cutter	4,875	1,625 (1)	13.68	6/7/2016	—	—	—	—
	9,700	0	11.11	6/8/2015	—	—	—	—
	7,200	0	11.04	6/8/2014	—	—	—	—
	14,500	0	9.78	6/11/2013	—	—	—	—
	12,000	0	7.7	7/30/2012	—	—	—	—
	8,000	0	23	4/17/2011	—	—	—	—
	3,000	0	50	6/22/2010	—	—	—	—
	—	—	—	—	39,533 (5)	380,307	10,000 (7)	56,500

James L. Cummins	4,875	1,625 (1)	13.68	6/7/2016	—	—	—	—
	9,700	0	11.11	6/8/2015	—	—	—	—
	7,200	0	11.04	6/8/2014	—	—	—	—
	14,500	0	9.78	6/11/2013	—	—	—	—
	12,000	0	7.7	7/30/2012	—	—	—	—
	8,000	0	23	4/17/2011	—	—	—	—
	3,000	0	50	6/22/2010	—	—	—	—
	—	—	—	—	2,100 (6)	20,202	—	—

(1)	Award granted on June 7, 2006 vests in 25% installments each year commencing on June 7, 2007.

(2)	Mr. Khilnani’s 173,601 restricted stock units will vest accordingly: 2010 restricted stock unit vesting — 41,663 on June 1; 10,002 on June 4; 3,100 on June 7; 3,800 on June 8; 5,000 on July 2; 3,600 on December 31. 2011 restricted stock unit vesting — 41,675 on June 1; 9,999 on June 4; 3,100 on June 7; 5,000 on July 2. 2012 restricted stock unit vesting — 41,662 on June 1; 5,000 on July 2.

(3)	Ms. Belusar’s 49,167 restricted stock units will vest accordingly: 2010 restricted stock unit vesting — 5,000 on February 4; 7,500 on June 1; 3,334 on June 4. 2011 restricted stock unit vesting — 5,000 on February 4; 7,501 on June 1; 3,333 on June 4. 2012 restricted stock unit vesting — 5,000 on February 4; 7,499 on June 1. 2013 restricted stock unit vesting — 5,000 on February 4.

(4)	Mr. Schroeder’s 27,067 restricted stock units will vest accordingly: 2010 restricted stock unit vesting — 3,334 on June 4; 2,800 on June 6; 2,800 on June 7; 3,400 on June 8; 3,000 on December 31. 2011 restricted stock unit vesting — 3,333 on June 4; 2,800 on June 6; 2,800 on June 7. 2012 restricted stock unit vesting — 2,800 on June 6.

(5)	Mr. Cutter’s 39,533 restricted stock units will vest accordingly: 2010 restricted stock unit vesting — 6,000 on June 1; 2,667 on June 4; 2,300 on June 6; 2,300 on June 7; 2,600 on June 8; 2,100 on December 31. 2011 restricted stock unit vesting — 6,001 on June 1; 2,666 on June 4; 2,300 on June 6; 2,300 on June 7. 2012 restricted stock unit vesting — 5,999 on June 1; 2,300 on June 6.

(6)	Mr. Cummins’ 2,100 restricted stock units will vest accordingly: 2010 restricted stock unit vesting — 2,100 on December 31.

(7)	Amounts reflect 2009 performance-based awards under the 2009-2010 Performance Restricted Stock Unit Plan. Such amounts are based on the probable outcome of the relevant performance conditions as of the grant date.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name of	on Exercise	upon Exercise	on Vesting	on Vesting
Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Vinod M. Khilnani	—	—	50,499	$367,067

Donna L. Belusar	—	—	8,333	$45,265

Donald R. Schroeder	—	—	15,533	$94,043

Richard G. Cutter	—	—	12,267	$74,283

James L. Cummins	—	—	12,467	$75,467

2009 Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Vinod M. Khilnani	CTS Corporation Pension Plan(1)	8.78	200,672	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	8.78	985,219	—

Donna L. Belusar	CTS Corporation Pension Plan	—	—	—

	CTS Corporation Individual Excess Benefit Retirement Plan	—	—

James L. Cummins	CTS Corporation Pension Plan(1)	32.78	1,049,159	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	32.78	1,379,281	—

Donald R. Schroeder	CTS Corporation Pension Plan(1)	37.44	1,742,402	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	37.44	2,264,506	—

Richard G. Cutter	CTS Corporation Pension Plan(1)	10.56	318,755	—

	CTS Corporation Individual Excess Benefit Retirement Plan(2)	10.56	590,172	—

(1)	Mr. Cummins retired effective December 31, 2009. The present value of his qualified benefit is the present value of his actual qualified pension benefit payable as a single life annuity at age 65. The present value of the qualified pension benefit is calculated at age 65 because Mr. Cummins is not required to commence his qualified benefit before normal retirement age. For Mr. Khilnani, Mr. Schroeder, and Mr. Cutter, the actuarial present value of qualified benefits is calculated as a single life annuity, deferred to age 65 without pre-retirement decrements.

(2)	Mr. Cummins retired effective December 31, 2009. The present value of his Individual Excess Benefit Retirement Plan is the actual value of his lump sum benefit payable as of April 1, 2010. For Mr. Khilnani, Mr. Schroeder, and Mr. Cutter, the actuarial present value of Individual Excess Benefit Retirement Plan benefits is calculated as a lump sum, deferred to age 65 without pre-retirement decrements, and uses the November 30, 2009 30-year Treasury rate.

Pension Benefits.  The CTS Corporation Pension Plan, which we refer to as the Pension Plan, is a tax-qualified defined benefit plan. The Pension Plan requires participants to complete five years of vesting service in order to be eligible for a benefit. On April 1, 2006, CTS closed the Pension Plan to new entrants. Employees and executives that join CTS after that date, such as Ms. Belusar, are ineligible to join the Pension Plan, and thus cannot earn benefits under the Pension Plan. Each of the pension-eligible named executive officers, Mr. Khilnani, Mr. Schroeder, Mr. Cutter, and Mr. Cummins have completed the required vesting service period. The benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the salary, bonus, and non-equity incentive plan columns of the Summary Compensation Table. Benefits under the Pension Plan are not subject to any deduction for social security or other offsets. Normal retirement age under the Pension Plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Mr. Khilnani, Mr. Schroeder, and Mr. Cutter were eligible to elect early retirement in 2009. Mr. Cummins turned 55 and became eligible for early retirement in March 2010. Early retirement benefits are reduced by 0.25% for each month that the participant may receive a benefit between the ages of 55 and 65. The ordinary form of benefit under the Pension Plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit. Married participants may also elect to receive their benefit under a joint and 75% survivor annuity.

Section 415(b)(1) of the Internal Revenue Code, placed a limit of $195,000 for 2009 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $245,000 for 2009. The Pension Plan includes a supplemental benefit for named participants, including each of the named executive officers, except Ms. Belusar, who does not participate in the Pension Plan, that allows for payment of benefit amounts, to the extent permitted by the Code in excess of the benefit amounts that would be permitted by Section 401(a)(17).

Prior to December 5, 2007, the named executive officers other than Ms. Belusar participated in a CTS excess benefit retirement plan, referred to as the Prior SERP. However, the Prior SERP was not compliant with Section 409A of the Internal Revenue Code. Therefore, benefits under the Prior SERP were replaced by non-qualified Individual Excess Benefit Retirement Plans, referred to as an Individual SERP, for each named executive officer employed with CTS on December 5, 2007. As Ms. Belusar is not a participant in the Pension Plan and since she was not a member of the prior SERP or employed with CTS on December 5, 2007, she does not have an Individual SERP. All other named executive officers are participants in Individual SERPs. The Individual Excess Benefit Retirement Plans provide that upon retirement, the participant will receive a supplemental retirement benefit equal to the difference between his actual benefit under the Pension Plan and the benefit the participant would receive under the Pension Plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded and the percentage of the participant’s compensation reflected in the Pension Plan benefit formula was replaced with a percentage specified in the Individual SERP.

This specified percentage is designed to place the executive in approximately the same financial position as they would have enjoyed under the Prior SERPs, which had a smaller multiplier factor and which also included 50% of the fair market value of restricted stock units which would have vested during the three highest pay calendar years in the pay calculation.

So as to comply with Section 409A of the Internal Revenue Code, the Individual SERPs provide that participants will receive the actuarial present value of the benefit, payable as a single lump sum cash payment from the general assets of CTS, in the seventh month after the participant’s employment terminates, or age 55, whichever is later. The actuarial present value is determined using the actuarial assumptions required by law and an interest rate determined by the 30 year Treasury rate as of either May (for separations occurring between July 1 and December 31) or November (for separations occurring between January 1 and June 30) in the plan year during which the separation from service occurs or at age 55, whichever is later. If the participant’s separation from service occurs on or after age 55, the participant will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the interest rate used to calculate the lump sum amount.

Potential Payments Upon Termination or Change-in-Control

Change-In-Control Severance Agreements.  Each named executive officer has a change-in-control severance agreement. Mr. Khilnani, Mr. Schroeder and Mr. Cutter are all beneficiaries of Tier 1 severance agreements. Mr. Cummins, who was a beneficiary of a change-in-control severance agreement, retired effective December 31, 2009. On January 22, 2008, Ms. Belusar entered into a modified Tier 1 severance agreement, which is substantially the same as all other Tier 1 severance agreements except Ms. Belusar will not have the benefit of certain retirement plan make-whole provisions since she is not a participant in the Pension Plan and does not have an Individual SERP, as discussed above.

Under the Tier 1 severance agreement, a change-in-control is defined generally as: (1) the acquisition by any person of 25% or more of CTS’ voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or (4) the approval by the shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

An executive with a Tier 1 severance agreement is entitled to severance compensation if, within three years after a change-in-control, the executive terminates his or her employment for good reason or his or her employment is terminated by CTS or its successor for any reason other than cause, disability, or death; provided, that on each anniversary of a change-in-control, the three-year period is automatically extended for one year unless either party provides notice otherwise. Good reason is defined generally as: (1) the failure to maintain the executive in his or her office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the executive’s duties; (3) a reduction in the executive’s base or incentive pay or an adverse change in any employee benefits; (4) the executive’s good faith determination that as a result of a change in circumstances following the change-in-control, he or she is unable to carry out or has suffered a substantial reduction in the duties he or she had prior to the change-in-control; (5) a successor entity’s failure to assume all obligations of CTS under the severance agreement; (6) CTS or its successor moves the executive’s principal work location by more than 35 miles or requires him or her to travel at least 20% more; (7) CTS or its successor commits any material breach of the severance agreement; or (8) CTS’ stock ceases to be publicly traded or listed on the New York Stock Exchange. An executive who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the severance agreement.

Compensation under the Tier 1 severance agreement includes: (1) a lump sum payment equal to three times the sum of the greater of the executive’s base salary at the time of the change-in-control or the executive’s average base salary over the three years prior to termination plus the greater of the executive’s average incentive pay over the three years prior to the change-in-control or the executive’s target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 36 months following termination at the executive’s expense, with CTS reimbursing the executive for the portion of the premium in excess of the employee share for such coverage (and if such coverage causes the executive to incur tax because it cannot be provided by a corporate plan, the corporation will reimburse the executive for such additional tax), provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he or she remained employed for 36 months following his or her termination date (inapplicable to Ms. Belusar); (4) a lump sum payment equal to 0.90 times three times the executive’s average matching contribution percentage under the 401(k) plan for the three prior years times the lesser of the executive’s salary and incentive pay or the maximum amount of compensation that may be taken into account under the 401(k) plan, to compensate for the amounts that CTS would have contributed to the executive’s 401(k) plan account had the executive remained employed for 36 months following his or her termination; (5) reimbursement of up to $30,000 for outplacement services; (6) reimbursement of legal, tax and estate planning expense related to the severance agreement; (7) a lump sum payment equal to the executive’s target incentive pay for the year in which the termination occurs, prorated based on his or her number of months of actual service during the year; and (8) accelerated vesting, exercise rights and lapse of restrictions on all equity-based compensation awards. In addition, if any payments made to the executive are subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, the executive will receive an additional payment to put the executive in the same after-tax position as if no excise tax had been imposed.

To the extent that the executive receives severance benefits under the severance agreement, the executive may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In addition, for a period of three years after separation from service, the executive may not solicit any corporate employee to leave employment with CTS or any of its subsidiaries, may not hire or engage any person who was employed with CTS or any of its subsidiaries and may not assist any organization with whom the executive is associated in taking such actions. The executive is generally entitled to be reimbursed by CTS for legal fees incurred to enforce his rights under the severance agreement.

Severance compensation under severance agreements is designed to comply with Section 409A of the Code. Lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the executive separates from service; provided, however, that if the executive is a specified employee within the meaning of Section 409A of the Internal Revenue Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the executive’s separation from service or the executive’s death. Payment of severance compensation under the change-in-control severance agreement will be reduced to the extent of any corresponding payments under any other agreement. The terms of the severance agreements will expire December 31, 2011 or, if triggered, at the end of the severance period.

Change in Control Severance Agreement Table

Assuming that a change-in-control event occurred and the named executive officer was terminated without cause on December 31, 2009, the estimated severance compensation provided to each named executive officer is as follows:

							Accelerated
							Vesting &
	Severance:		Pension		Perquisites:		Exercise
	3x Base		Plan &		Outplacement,		Rights/ Lapse
	Salary &	Welfare	SERP	401(k)	Legal, Tax, &	Pro Rata	of Restriction
	Incentive	Benefit	Benefit	Match	Estate	Target	On Equity	Excise Tax
	Pay	Equivalent	Equivalent	Equivalent	Planning	Incentive	Awards	Gross Up	Total
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Vinod M. Khilnani	3,192,114	67,605	1,319,761	15,458	90,000	514,038	2,343,442	2,022,038	9,564,456
Donna L. Belusar	1,274,802	33,387	—	16,003	60,000	136,184	617,286	463,331	2,600,993
Donald R. Schroeder	1,509,267	67,605	250,413	14,615	60,000	161,232	260,384	—	2,323,516
Richard G. Cutter	1,187,780	10,713	407,440	14,109	60,000	110,539	476,508	527,462	2,794,551

Mr. Cummins retired effective December 31, 2009 and is ineligible for benefits under the Change in Control Severance Agreements.

Executive Severance Policy.  As discussed above, in lieu of entering into a new employment agreement with Mr. Khilnani, whose employment agreement expired in July 2009, and to formalize and standardize the corporation’s severance practices for other officers and key employees, CTS enacted an Executive Severance Policy, effective September 10, 2009.

An executive whose employment with the corporation is terminated will be eligible for severance benefits under the policy unless the termination is: (1) for cause or resulting from gross or willful misconduct; (2) a resignation, other than a resignation that qualifies as an “involuntary separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986; (3) a layoff or furlough, unless the layoff or furlough is subsequently converted to a termination; (4) due to death or transfer to a disability status; (5) due to retirement, except as provided in the President and Chief Executive Officer level of benefit; (6) due to inability to return from a medical leave even though unable to meet disability status requirements, unless the cause for the medical leave was covered by worker’s compensation; (7) due to the sale of a CTS facility, division, or operation when the executive has been offered employment in a comparable position by the successor organization as a part of the sale; or (8) due to a change in control, as defined by the agreement, and the executive is the beneficiary of a change-in-control severance agreement and eligible for payment under that agreement.

There are three levels of severance benefit specified in the Policy: Tier 2; Tier 1; and the President and Chief Executive Officer level. CTS’ President and Chief Executive Officer may recommend, and the Board of Directors will designate from time-to-time, which officers are eligible for Tier 2 and Tier 1 benefit levels. Mr. Khilnani is eligible for the President and Chief Executive Officer specified benefit level. All other named executive officers are designated as eligible for Tier 1 severance benefits.

Under the Policy, an eligible terminated Tier 1 executive may receive the following severance benefits: (1) severance pay equal to 12 months of his or her base salary in effect immediately prior to termination; (2) for 12 months following the date of the executive’s termination, the continuing availability of the medical and dental benefits (but not long-term or short-term disability benefits) that the executive had elected and was eligible to receive as of the date of the executive’s termination, the cost of such coverage being shared by the corporation and the executive on the same basis as in effect prior to the executive’s termination, with the executive required to make monthly premium payments, provided that, if the medical and dental coverage is not or cannot be paid or provided under any policy, plan, program or arrangement by the corporation or any subsidiary, then the corporation will itself pay or provide for such equivalent coverage to the executive, and his or her dependents and beneficiaries; and (3) reimbursement of an amount up to $30,000 for outplacement services that are obtained until December 31st of the second year following executive’s termination, by a firm selected by the executive.

Also pursuant to the policy, if the President and Chief Executive Officer were to be terminated in an eligible manner, he may receive the following severance benefits: (1) severance pay equal to two times the sum of (a) his base salary in effect at the time of termination of employment and (b) an amount equal to his target annual incentive compensation for the calendar year ending prior to the date of termination of employment; (2) the continuing availability of medical and dental benefits for a period of 24 months following the date of his termination, otherwise on the same terms as Tier 1 and Tier 2 executives; (3) to the extent permitted by CTS’ equity plans, the vesting of any outstanding unvested time-based restricted stock units or other equity awards granted to him under CTS’ equity plans will be accelerated and such equity awards will be fully vested as of the date of his termination of employment and payable in accordance with their existing terms; (4) for any outstanding unvested performance-based restricted stock units, outstanding unvested performance shares, or any other outstanding unvested equity incentive available under any then-current performance-based equity program, to the extent permitted by CTS’ equity plans, such awards will become non-forfeitable as of the date of his termination of employment. At the end of the applicable performance period, CTS shall calculate the degree to which the awards were earned based on actual performance, and then settle any earned awards on a pro-rata basis, in accordance with the portion of the actual performance period that elapsed prior to his termination, in accordance with the existing terms of such awards; and (5) reimbursement of an amount up to $30,000 for outplacement services that are obtained following his termination, on the same terms as the Tier 1 and Tier 2 executives. In addition, if the President and Chief Executive Officer gives the board of directors at least 12 months formal notice of his intent to terminate his employment voluntarily due to his retirement and maintains continuous employment through such 12-month period, upon retirement, he will be entitled to the severance benefits described in sections (2), (3), and (4) of this paragraph.

It is intended that the severance benefits not duplicate substantially similar benefits payable under any change-in-control severance agreement. Further, executives shall not be eligible to receive benefits under any other CTS severance policy applicable to exempt salaried employees. In order to receive the severance benefits under the policy, the executive must execute a release of all claims in favor of the corporation, its employees, officers and directors within a specified time, must not compete with the corporation for a period of 12 months following termination unless the corporation consents, and for a period of 12 months following termination must not solicit any employee to leave employment with the corporation or any of its subsidiaries, may not hire or engage any person who was employed with the corporation or any of its subsidiaries, and may not assist any organization with whom the executive is associated in taking such actions.

Payments are designed to comply with Section 409A of the Internal Revenue Code of 1986. In addition, if any payment under the policy would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, the payments will be reduced to the minimum extent necessary so that no portion of any payment or benefit will constitute an excess parachute payment, provided however, that the reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, or any successor provision, or any other tax).

The Board has the right in its sole and absolute discretion to amend the policy or terminate it prospectively, provided that the policy may not be amended by the board in any manner which is materially adverse to any executive without that executive’s written consent. Notwithstanding the foregoing, the Board may amend the policy at any time to reflect changes required by the Internal Revenue Code and the policy will remain in effect until, and will not be revoked or earlier terminated, prior to three years from its effective date of September 10, 2009.

The table below shows the estimated severance compensation for each named executive assuming that executive was terminated in a manner making him or her eligible for severance under the Executive Severance Policy on December 31, 2009.

Executive Severance Policy

				Vesting and
			Vesting of	Pro-Rata
			Unvested	Settlement of
			Time-Based	Performance-
		Welfare	Equity	Based Equity
	Severance	Benefit	Awards	Awards	Outplacement	Total
Name	($)	($)	($)	($)	($)	($)
Vinod M. Khilnani	2,128,076	45,070	1,670,042	336,620	30,000	4,209,808
Donna L. Belusar	288,750	11,129	—	—	30,000	329,879
Donald R. Schroeder	341,857	22,535	—	—	30,000	394,392
Richard G. Cutter	260,416	3,571	—	—	30,000	293,987

Mr. Cummins retired December 31, 2009 and is ineligible for benefits under the executive severance policy.

2009 DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock
	in Cash	Awards(2)	Total
Name	($)	($)	$
(a)	(b)	(c)	(e)
Walter S. Catlow	80,500	60,060	140,560
Lawrence J. Ciancia	75,500	60,060	135,560
Thomas G. Cody	65,583	60,060	125,643
Patricia K. Collawn	66,417	60,060	126,477
Gerald H. Frieling, Jr.(1)	36,583	—	36,583
Roger R. Hemminghaus	159,000	60,060	219,060
Michael A. Henning	78,000	60,060	138,060
Robert A. Profusek	49,234	60,060	109,294

(1)	Mr. Frieling retired from the Board in 2009 at the end of his term and did not stand for election at the 2009 Annual Meeting of Shareholders.

(2)	On December 3, 2009, 6,500 restricted stock units were awarded to each non-employee director for 2010 service. The dollar amounts reported in this column represent the grant date fair value of such stock awards as computed in accordance with FASB ASC Topic 718. The grant date fair value represents the number of shares awarded, multiplied by the closing price of CTS’ common stock on the date of grant. The closing price of CTS’ common stock on the New York Stock Exchange was $9.24 on the date of grant. The grant date fair value of each award was $60,060. These awards vested on January 6, 2010, and were distributed upon vesting absent a deferral election by the director. Mr. Catlow, Mr. Ciancia, Ms. Collawn, Mr. Henning, and Mr. Profusek elected to defer distribution until their retirement from the Board. (On December 3, 2008, 9,300 restricted stock units were awarded to each non-employee director for 2009 service, with the exception of Mr. Hemminghaus, who received 13,900 restricted stock units. The closing price of CTS’ common stock on the New York Stock Exchange was $5.54 on the date of grant. The grant date fair value for each award other than Mr. Hemminghaus was $51,522. The grant date fair value of Mr. Hemminghaus’ award was $77,006. These awards vested on January 7, 2009 and were distributed upon vesting absent a deferral election by the director. Mr. Catlow, Mr. Ciancia, Ms. Collawn, Mr. Henning, and Mr. Profusek elected to defer distribution until their retirement from the Board.) The non-employee directors had no other non-vested stock awards outstanding at fiscal year end.

Director Compensation.  Employee directors receive no compensation for serving on the Board of Directors or Committees of the Board of Directors. Compensation for non-employee directors is determined by the Board of Directors based on recommendations by the Compensation Committee. In addition, CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs.

All non-employee directors, except the Chairman of the Board of Directors, receive the following fees for their service on the Board of Directors: annual board retainer — $30,000; annual retainer for each Audit Committee member — $5,000; annual retainer for each Compensation Committee member — $5,000; annual retainer for each Finance Committee member — $3,000; annual retainer for each Nominating and Governance Committee member — $3,000; additional annual retainer for Audit Committee Chairman — $5,000; additional annual retainer for Compensation Committee Chairman — $5,000; additional annual retainer for Finance Committee Chairman — $3,000; additional annual retainer for Nominating and Governance Committee Chairman — $3,000; meeting fee for each Board of Directors or Committee Meeting — $1,500. All committee meetings, including special meetings called by committee chairmen, are compensated at the regular meeting fee rate. Special activity by the committee chairmen, as well as any special activity by another committee member that is requested or approved by a committee chairman, is also compensated at the regular meeting fee rate.

During 2009, the non-employee Chairman of the Board of Directors, Mr. Hemminghaus, received an annual retainer for his service on the Board of Directors at the rate of $275,000 and was compensated for each meeting at the $1,500 regular meeting fee, rate until May of 2009. At that time, Mr. Khilnani became Chairman of the Board of Directors, and Mr. Hemminghaus became Lead Independent Director of the Board of Directors. Mr. Khilnani receives no compensation for service as Chairman, or for his service on the Board. After May of 2009, Mr. Hemminghaus then received an annual retainer at the rate of $15,000 for his service as Lead Independent Director, and otherwise was compensated the same basis as all other non-employee directors.

The Board has established an annual stock-based compensation target for each non-employee director which has been amended from time-to-time. The annual stock-based compensation target for 2009 was $50,000 per non-employee director, with the non-employee Chairman receiving a larger award. Since 2005, the stock-based compensation target has been fulfilled by grants of restricted stock units. The grants provide directors with the opportunity to defer distribution of some or all of the restricted stock units until separation from service with the Board, a date certain or a series of dates according to a schedule. Non-employee directors do not receive dividends or other earnings on deferred restricted stock units.

CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board of Directors, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account is shown in the Directors’ and Officers’ Stock Ownership table above.

Effective for 2010 service, the Board of Directors simplified the methodology for the cash component of director compensation. Effective that date, each director will receive an annual retainer at the rate of $60,000 in cash. The Lead Independent Director will receive an additional annual retainer at the rate of $15,000 and the Chair of the Audit Committee will receive an annual retainer at the rate of $5,000. Additionally, the annual stock-based compensation target was increased from $50,000 to $60,000 at that time.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which may be obtained from CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm. All members of the Audit Committee are financially literate and independent as defined in the New York Stock Exchange Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent auditor, the audited consolidated financial statements of the corporation for 2009; has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; has received from the independent auditor the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the Audit Committee concerning independence; and has discussed with the independent auditor its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2009 AUDIT COMMITTEE

Michael A. Henning, Chairman	Walter S. Catlow
Lawrence J. Ciancia	Roger R. Hemminghaus

INDEPENDENT AUDITOR

Grant Thornton LLP has served as CTS’ independent auditor since 2005. Grant Thornton LLP representatives plan to attend the Annual Meeting and will be available to respond to appropriate questions from shareholders. The following table presents fees for professional audit and other services provided by Grant Thornton LLP to CTS for the years ended December 31, 2009 and December 31, 2008.

	Audit Fees	Audit-Related Fees(1)	Tax Fees	All Other Fees

2009	$1,480,629	—	—	—
2008	$1,250,316	$11,000	—	—

(1)	For 2008, audit-related fees consist of fees billed by Grant Thornton LLP for FAS 123R and FAS 133 related work.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton LLP during the fiscal year. The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent auditors, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton LLP were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

2009 Annual Report on Form 10-K

Upon receipt of the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2009 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ website at http://www.ctscorp.com.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 26, 2010.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our 2009 Annual Report, are available free of charge on the Investor Relations section of our website at http://www.ctscorp.com/investor_relations/investor.htm.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana
April 20, 2010

4-16

CTS CORPORATION
ATTN: Dick Cutter
905 W. BOULEVARD NORTH
ELKHART, IN 46514
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The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐
1.	Election of Directors

	Nominees

01	W. S. Catlow	02	L. J. Ciancia	03	T. G. Cody	04	P. K. Collawn	05	R. R. Hemminghaus
06	M. A. Henning	07	V. M. Khilnani	08	R. A. Profusek

The Board of Directors recommends you vote FOR the following proposal (s):		For	Against	Abstain

2.	Ratification of the Appointment of Grant Thornton LLP as CTS’ Independent Auditor.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 26, 2010
The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Vinod M. Khilnani and Richard G. Cutter as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on April 9, 2010 at the Annual Meeting of Shareholders originally convened on May 26, 2010 and at any adjournment thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side